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                                                                    EXHIBIT 10.1

                      SEPARATION AND DISTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                                  AT&T CORP.,

                                       and

                         AT&T WIRELESS SERVICES, INC.




                            Dated as of June 4, 2001
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                                TABLE OF CONTENTS
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                                    ARTICLE I

                                   Definitions


                                   ARTICLE II

                                 The Separation

2.1.  Transfer of Assets and Assumption of Liabilities......................    18
2.2.  Termination of Agreements.............................................    20
2.3.  Documents Relating to Transfer of Real Property Interests and
      Tangible Property Located Thereon.....................................    21
2.4.  Documents Relating to Other Transfers of Assets and Assumption of
      Liabilities...........................................................    23
2.5.  Ancillary Agreements..................................................    23
2.6.  Disclaimer of Representations and Warranties..........................    23
2.7.  Governmental Approvals and Consents...................................    24
2.8.  Novation of Additional and Other Wireless Group Liabilities...........    25
2.9.  Satisfaction of Intercompany Debt and Preferred Stock.................    26
2.10. Joint Purchasing Arrangements.........................................    26
2.11. Certain Additional Transactions.......................................    27
2.12. Intellectual Property Matters.........................................    30
2.13. Wireless Constituent Documents........................................    30

                                   ARTICLE III

         Actions Pending the Mandatory Exchange and the Distribution

3.1.  Transactions Prior to the Mandatory Exchange and the Distribution.....    30
3.2.  Additional Distribution...............................................    31

                                   ARTICLE IV

                             The Mandatory Exchange

4.1.  The Mandatory Exchange................................................    31
4.2.  Actions Prior to the Mandatory Exchange...............................    32
4.3.  Conditions to Mandatory Exchange......................................    32
4.4.  Fractional Shares.....................................................    34
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                                    ARTICLE V

                                The Distribution

5.1.   The Distribution......................................................   34
5.2.   Actions Prior to the Distribution.....................................   35
5.3.   Conditions to Distribution............................................   36
5.4.   Fractional Shares.....................................................   36

                                   ARTICLE VI

                        Mutual Releases; Indemnification

6.1.   Release of Pre-Closing Claims.........................................   37
6.2.   Indemnification by Wireless...........................................   39
6.3.   Indemnification by Parent.............................................   40
6.4.   Indemnification Obligations Net of Insurance Proceeds and Other
       Amounts...............................................................   41
6.5.   Procedures for Indemnification of Third Party Claims..................   42
6.6.   Additional Matters....................................................   44
6.7.   Remedies Cumulative...................................................   44
6.8.   Survival of Indemnities...............................................   44
6.9.   Combined Service Claims; Similar Matters..............................   44
6.10.  Specified Matters.....................................................   45
6.11.  IPR Exception.........................................................   45

                                   ARTICLE VII

                       Insurance and Certain Other Matters

7.1.   Insurance Matters.....................................................   45
7.2.   Certain Post-Distribution Transactions and Related Matters............   47
7.3.   Procedure for Indemnification for Tax Liabilities.....................   50

                                  ARTICLE VIII

                   Exchange of Information; Confidentiality

8.1.   Agreement for Exchange of Information.................................   53
8.2.   Ownership of Information..............................................   54
8.3.   Compensation for Providing Information................................   54
8.4.   Record Retention......................................................   54
8.5.   Limitation of Liability...............................................   54
8.6.   Other Agreements Providing for Exchange of Information................   54
8.7.   Production of Witnesses; Records; Cooperation.........................   55
8.8.   Confidentiality.......................................................   56
8.9.   Protective Arrangements...............................................   57
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                                   ARTICLE IX

                 Further Assurances and Additional Covenants

9.1.   Further Assurances....................................................   57
9.2.   Parent Restructuring..................................................   58
9.3.   Patent License Agreements.............................................   59

                                    ARTICLE X

                                   Termination

10.1.  Termination...........................................................   60
10.2.  Effect of Termination.................................................   60

                                   ARTICLE XI

                       Dispute Resolution and Arbitration

11.1.  Agreement to Arbitrate................................................   60
11.2.  Best Efforts to Resolve Disputes; Mediation...........................   61
11.3.  Demand for Arbitration................................................   61
11.4.  Arbitration Panel.....................................................   62
11.5.  Commencement and Place of Arbitration.................................   62
11.6.  Arbitration Hearings..................................................   62
11.7.  Arbitration Decision..................................................   63
11.8.  Discovery and Related Matters.........................................   63
11.9.  Arbitration Panel's Authority.........................................   63
11.10. Confidentiality ......................................................   64
11.11. Certain Additional Matters ...........................................   64
11.12. Limited Court Actions ................................................   65
11.13. Continuity of Performance and Remaining Obligations ..................   65
11.14. Law Governing Arbitration Procedures..................................   66
11.15. Non-applicability of Article .........................................   66

                                   ARTICLE XII

                                  Miscellaneous

12.1.  Counterparts; Entire Agreement; Corporate Power.......................   66
12.2.  Governing Law.........................................................   67
12.3.  Assignability.........................................................   67
12.4.  Third Party Beneficiaries.............................................   68
12.5.  Notices...............................................................   68
12.6.  Severability..........................................................   68
12.7.  Force Majeure.........................................................   69
12.8.  Expenses..............................................................   69
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12.9.  Late Payments.........................................................   69
12.10. Headings .............................................................   69
12.11. Survival of Covenants ................................................   69
12.12. Waivers of Default ...................................................   70
12.13. Specific Performance .................................................   70
12.14. Amendments ...........................................................   70
12.15. Interpretation .......................................................   70
12.16. Effectiveness ........................................................   71
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         SEPARATION AND DISTRIBUTION AGREEMENT, dated as of June 4, 2001 (this
"Agreement"), by and between AT&T Corp., a New York corporation ("Parent"), and
AT&T Wireless Services, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Wireless").

         WHEREAS, the respective Boards of Directors of Parent and Wireless have approved and declared advisable the separation of the Wireless Group as defined in Parent's amended and restated certificate of incorporation (the "Parent Charter") from Parent (the "Separation"), pursuant to the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, prior to the Separation, the Board of Directors of Parent has elected to distribute additional shares (the "Additional Distribution") of Parent's Wireless Group Common Stock, par value $1.00 per share (the "Parent Wireless Group Common Stock"), by exchange offer, with the effect of proportionately decreasing the Parent Group's intergroup interest in the Wireless Group;

         WHEREAS, to effect the Separation, (1) all the assets and liabilities of the Wireless Group not currently held by Wireless and its subsidiaries will be assigned to and assumed by Wireless, (2) the Wireless Group will satisfy certain inter-group obligations with the Parent Group, (3) all the then issued and outstanding shares of Parent Wireless Group Common Stock will be redeemed in exchange for shares of Wireless Common Stock in accordance with the Parent Charter (the "Mandatory Exchange"), and (4) substantially all of Parent's remaining interest in Wireless will be distributed pro rata (the "Distribution") to holders of shares of Parent's Common Stock, par value $1.00 per share, of Parent (the "Parent Common Stock");

         WHEREAS, the Boards of Directors of Parent and Wireless have determined that the Separation, the Mandatory Exchange and the Distribution are in furtherance of and consistent with their respective business strategies and are in the best interests of their stockholders and have approved this Agreement;

         WHEREAS, for federal income tax purposes, it is intended that the Separation Transactions constitute a tax-free reorganization under the Code (as defined below); and

         WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation Transactions and certain other agreements that will govern certain matters relating to the Separation, the Mandatory Exchange and the Distribution and the relationship of Parent, Wireless and their respective Subsidiaries following the Separation, the Mandatory Exchange and the Distribution.

         NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

         For the purpose of this Agreement the following terms shall have the following meanings:

         1.1. Action means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

         1.2. Additional Distribution has the meaning set forth in the recitals hereto.

         1.3. Additional Wireless Group Assets means:

         (a) all Wireless Group Assets not currently held, directly or indirectly, by Wireless or its Subsidiaries, including those Assets listed on
Schedule 1.3(a);

         (b) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or any Schedule hereto or thereto) as Assets to be transferred to Wireless or any other member of the Wireless Group;

         (c) any Assets reflected in the Wireless Group Balance Sheet but not currently held by Wireless or its Subsidiaries, subject to any dispositions of such Assets subsequent to the date of the Wireless Group Balance Sheet;

         (d) any Wireless Group Contracts;

         (e) any Assets listed on Schedule 1.3(e) hereto, provided that the Wireless Group shall have paid to the Parent Group the consideration specified on such Schedule;

         (f) any CIC codes and other Assets listed on Schedule 1.3(f) hereto;
and

         (g) CPAC.

Notwithstanding the foregoing, the Additional Wireless Group Assets and the Wireless Group Assets shall not in any event include the Excluded Assets.

         1.4. Additional Wireless Group Liabilities means, in each case whether arising before, on or after the Redemption Date:

         (a) all Wireless Group Liabilities to which Wireless or its Subsidiaries are not currently directly or indirectly subject;

         (b) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by

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
Wireless or any member of the Wireless Group, and all agreements, obligations and Liabilities of any member of the Wireless Group under this Agreement or any of the Ancillary Agreements;

         (c) all Liabilities to the extent relating to, arising out of or resulting from the operation of the Wireless Group, as conducted at any time prior to, on or after the Redemption Date or the operation of any business conducted by any member of the Wireless Group at any time after the Redemption Date, including any Liabilities resulting from the offering of any wireless services;

         (d) all Liabilities to the extent relating to, arising out of or resulting from any Wireless Group Contract, Wireless Group Asset or any Additional Wireless Group Asset, including any Delayed Transfer Asset;

         (e) all Liabilities to the extent relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations that were part of the Wireless Group immediately prior to such termination, divestiture or discontinuation, or otherwise, including those listed or described on Schedule 1.4(e);

         (f) all Liabilities reflected as liabilities or obligations of the Wireless Group in the Wireless Group Balance Sheet but that are not currently direct or indirect liabilities of Wireless or its Subsidiaries, subject to any discharge of such Liabilities subsequent to the date of the Wireless Group Balance Sheet;

         (g) (1) all Liabilities relating to, arising out of or resulting from the Actions listed on Schedule 1.4(g) hereto (it being agreed that after the Redemption Date the parties will supplement such Schedule to list any Actions that would otherwise constitute Wireless Group Liabilities or Additional Wireless Group Liabilities), whether arising before, on or after the Redemption Date, as currently asserted in such Actions and any future Liabilities in such Actions to the extent they would otherwise constitute Wireless Group Liabilities or Additional Wireless Group Liabilities, and (2) all Liabilities relating to, arising out of or resulting from all open or closed insured liability claims, including auto and general liability claims, incurred by or relating to the Wireless Group or its current, past or future employees;

         (h) all Combined Service Claims and other Liabilities to the extent relating to the provision of (or failure to provide) any wireless services or any other telecommunications services offered by any member of the Wireless Group;


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         (i) subject to Section 2.11(c), all Liabilities relating to, arising out of or resulting from the Malaysian Action, whether arising before, on or after the Redemption Date;

         (j) except as expressly set forth herein or in any Ancillary Agreement, one-half of all Liabilities relating to, arising out of, or resulting from the consummation of the Separation Transactions (it being agreed that all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading contained in any Registration Statement or other document or in any registration statement or other document relating to any exchange offer commenced in connection with any Additional Distribution shall be allocated in accordance with Section 6.2(d) and Section 6.3(d) and not pursuant to this clause);

         (k)(i) any supply or vendor contract or agreement, or (ii) any other contracts or agreements, in each case listed or described on Schedule 1.4(k), in each case except to the extent exclusions are set forth on such Schedule and otherwise subject to the terms and conditions of such Schedule;

         (l) any contract or agreement entered into by Parent or any other member of the Parent Group that prior to the Separation bound any member of the Wireless Group in its capacity as a Subsidiary, Affiliate or division of Parent or of such other member, to the extent any member of the Wireless Group is required by the terms of such contract or agreement to comply with, or is otherwise bound by, any such contract or agreement after the Redemption Date; and

         (m) 70% of any Liabilities relating to, arising out of or resulting from any of the Actions listed on Schedule 1.4(m) or any Actions involving similar allegations (collectively, the "Specified Matters") to the extent payable to or on behalf of any past, current or future holders of shares of Parent Wireless Group Common Stock (including any such shares sold in the initial public offering thereof or to any purchasers thereof) or to the extent relating to any transactions therein.

         Notwithstanding the foregoing, the Additional Wireless Group Liabilities shall not include the Excluded Liabilities.

         1.5. Affiliate of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and

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policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided however that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group and no employee plan or employee plan trust shall be deemed an Affiliate of any employer or of any Affiliate of any employer.

         1.6. Agent means the distribution agent to be appointed by Parent to distribute the shares of Wireless Common Stock to holders of shares of Parent Wireless Group Common Stock in the Mandatory Exchange and to holders of Parent Common Stock in the Distribution.

         1.7. Agreement means this Separation and Distribution Agreement, including all of the Schedules and Exhibits hereto.

         1.8. Ancillary Agreements means those agreements and other documents listed on Schedule 1.8.

         1.9. ARIC means American Ridge Insurance Company, a Vermont corporation.

         1.10. ARIC Wireless Policies means any insurance policies written by ARIC or any other captive insurance company of Parent to the extent covering the Wireless Group Business or any member of the Wireless Group, as set forth on
Schedule 1.10.

         1.11. Assets means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

                  (a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

                  (b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

                  (c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

                  (d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise, and copies of all related documentation;

                  (e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

                  (f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

                  (g) all deposits, letters of credit and performance and surety bonds;

                  (h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

                  (i) all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other proprietary information and licenses from third Persons granting the right to use any of the foregoing;

                  (j) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

                  (k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, records pertaining to customers and customer accounts, customer and vendor data, correspondence and lists, product literature, advertising material, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;


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                  (l) all prepaid expenses, trade accounts and other accounts and notes receivables;

                  (m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

                  (n) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

                  (o) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority;

                  (p) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements;

                  (q) copies of all documentation related to any ARIC Wireless Policies or any other Insurance Policies to the extent applicable to the Wireless Group; and

                  (r) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

         1.12. Change of Control with respect to either Parent or Wireless, as applicable, shall mean the occurrence of any of the following, in each case to the extent involving (whether as a result of an acquisition of shares, participation in a proxy fight or consent solicitation, participation in a Business Combination or otherwise) directly or indirectly (including as a member of a group) a Covered Person with respect to Parent or Wireless, respectively:

         (a) The acquisition by any Person or group of Persons of beneficial ownership (for all purposes hereof, within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 40% or more of either (i) the then outstanding shares of common stock of the Person (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Person entitled to vote generally in the election of directors of such Person (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this paragraph (a), any acquisition by any Person pursuant to a Business Combination (as defined below) that complies with clauses (i), (ii) and (iii) of paragraph (c) of this definition shall not be a Change of Control; or


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         (b) Individuals who, as of the date of this Agreement, constitute the board of directors or other similar governing body of such Person (the "Incumbent Board") cease for any reason to constitute at least a majority of the board or other similar governing body of such Person; provided, however, that any individual becoming a director, or having similar management supervisory functions (a "director") subsequent to the date of this Agreement whose election, or nomination for election by such Person's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board of such Person; or

         (c) Consummation of a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets or shares of such Person or any similar transaction involving such Person (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities of the applicable Person immediately prior to such Business Combination beneficially own, directly or indirectly, 60% or more of, respectively, the then Outstanding Company Common Stock and the then Outstanding Company Voting Securities, as the case may be, of the Person or Persons resulting from such Business Combination (including a Person or Persons which as a result of such transaction own the applicable Person or all or substantially all of the applicable Person's assets either directly or through one or more Subsidiaries) (such resulting Person or Persons, as applicable, a "Resulting Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities of the applicable Person, as the case may be, (ii) no Person or group of Persons (excluding any Resulting Corporation) beneficially owns, directly or indirectly, 40% or more of, respectively, the then Outstanding Company Common Stock of the Resulting Corporation or the then Outstanding Company Voting Securities of the Resulting Corporation, and (iii) at least a majority of the members of the board of directors or other similar governing body of the Resulting Corporation were members or were considered members of the Incumbent Board prior to the time of the execution of the initial agreement, or of the initial action of the board or other similar governing body, providing for such Business Combination; or


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
         (d) Approval by the shareholders of such Person of a complete liquidation or dissolution of such Person;

provided however that the transactions announced by Parent prior to the date of this Agreement shall not result in a Change of Control.

         1.13. Code means the Internal Revenue Code of 1986, as amended.

         1.14. Combined Service Claims means any pending or threatened Action (whether pending or threatened prior to, as of or after the Redemption Date) by any Person or Governmental Authority that relates or purports to relate to telecommunications services provided (or failed to be provided) by any member of the Wireless Group and any member of the Parent Group.

         1.15. Commission means the Securities and Exchange Commission.

         1.16. Consents means any consents, waivers or approvals from, or notification requirements to, any third parties.

         1.17. Control means the direct or indirect power affirmatively to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

         1.18. Covered Person means (a) in the case of Parent, any Person that collectively with its Affiliates and Subsidiaries, during the 12-month period preceding the date of consummation of the applicable event that might constitute a Change of Control, had United States Commercial Mobile Radio Services and fixed wireless revenue of at least $1 billion in the aggregate, and (b) in the case of the Wireless, any Person that collectively with its Affiliates and Subsidiaries, during the 12-month period preceding the date of consummation of the applicable event that might constitute a Change of Control, had United States wireline telecommunications revenue (including voice, data and IP) of at least $3 billion in the aggregate.

         1.19. Covered Subsidiary means any of the Persons that are contemplated by the current restructuring plan to be distributed by Parent to its shareholders and that may be entitled to use the AT&T brand.

         1.20. CPAC means Cellular Phone Assurance Company, Ltd., an insurance company domiciled in Bermuda.



                                      -9-
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         1.21. Delayed Transfer Assets means any Additional Wireless Group
Assets that this Agreement or any Ancillary Agreement provides or contemplates may be transferred after the Redemption Date, including as a result of the advisability of seeking any regulatory approval or third party consent.

         1.22. Distribution has the meaning set forth in the recitals of this Agreement.

         1.23. Distribution Date means the date determined pursuant to Section
5.1 on which the Distribution occurs.

         1.24. Effective Time means the time designated by the Board of Directors of Parent as the effective time of the Distribution on the Distribution Date.

         1.25. Environmental Law means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.

         1.26. Environmental Liabilities means all Liabilities relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

         1.27. Exchange Act means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.


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         1.28. Excluded Assets means (i) the Assets listed or described on
Schedule 1.28, provided that the Parent Group shall have paid to the Wireless Group the consideration specified on such Schedule or contemplated by the applicable Ancillary Agreement; (ii) Parent Group IPR, (iii) any CIC codes or other Assets of the type listed on Schedule 1.3(f) that are not listed on
Schedule 1.3(f) hereto, (iv) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group, (v) any Parent Assets, and (vi) any Assets that would be Wireless Group Assets or Additional Wireless Group Assets that the parties mutually agree in writing (as evidenced by a separate agreement) prior to the Redemption Date should remain with the Parent Group in exchange for payment by the Parent Group of the fair market value thereof.

         1.29. Excluded Liabilities means any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Parent or any other member of the Parent Group, and all agreements and obligations of any member of the Parent Group under this Agreement or any of the Ancillary Agreements. For purposes of clarification, the following shall be Excluded
Liabilities: (a) 30% of any Liabilities relating to, arising out of or resulting from any of the Specified Matters to the extent payable to or on behalf of any past, current or future holders of shares of Parent Wireless Group Common Stock (including any such shares sold in the initial public offering thereof or to any purchasers thereof) or to the extent relating to any transactions therein, and
(b) all Liabilities relating to, arising out of or resulting from any of the Specified Matters to the extent payable to or on behalf of any past, current or future holders of shares of Parent Common Stock or to the extent relating to any transactions therein.

         1.30. Governmental Approvals means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

         1.31. Governmental Authority shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         1.32. Group means either of the Parent Group or the Wireless Group as the context requires.

         1.33. Indemnifying Party has the meaning set forth in Section 6.4(a).

         1.34. Indemnitee has the meaning set forth in Section 6.4(a).

         1.35. Indemnity Payment has the meaning set forth in Section 6.4(a).

         1.36. Information means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

         1.37. Insurance Proceeds means those monies:

                  (a) received by an insured from an insurance carrier;

                  (b) paid by an insurance carrier on behalf of the insured; or

                  (c) received (including by way of set off) from ARIC or any of its Subsidiaries or from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

         1.38. Liabilities means any and all losses, claims, charges, debts, demands, Actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

         1.39. Liberty Media Group has the meaning set forth in the Parent Charter.

         1.40. Malaysian Action means all Liabilities arising out of or resulting from the Action captioned In re International Arbitration between Usaha Tegas Sdn Bhd et al. And MediaOne Far East Telecommunications, Inc. pending with respect to the Malaysian Wireless Assets or any other Actions to the extent involving similar allegations.

         1.41. Malaysian Asset Proceeds has the meaning set forth in Section 2.11(c).

         1.42. Malaysian Wireless Assets means MediaOne Far sEast
Telecommunications, Inc.

         1.43. Mandatory Exchange has the meaning specified in the recitals to this Agreement.

         1.44. Nasdaq NMS means The National Market System of the National Association of Securities Dealers Automated Quotations System.

         1.45. Non-Wireless Group Assets means any Assets of Parent or any of its Affiliates other than Wireless Group Assets and Additional Wireless Group Assets.

         1.46. NYSE means The New York Stock Exchange, Inc.

         1.47. Parent has the meaning set forth in the preamble to this Agreement.

         1.48. Parent Assets means any Assets held by any member of the Wireless Group that are not Wireless Group Assets or Additional Wireless Group Assets, including those Assets listed on Schedule 1.48.

         1.49. Parent Charter has the meaning set forth in the recitals to this Agreement.

         1.50. Parent Common Stock has the meaning set forth in the recitals to this Agreement.

         1.51. Parent Group means Parent and each Person (other than any member of the Wireless Group or any member of the Liberty Media Group) that is an Affiliate of Parent immediately after the Distribution Date.

         1.52. Parent Group IPR means any and all intellectual property rights protectable by law anywhere throughout the world, which, immediately prior to the Redemption Date, are owned or controlled by any member of the Parent Group. Without limiting the foregoing, Parent Group IPR includes any and all of the following owned or controlled by any member of the Parent Group immediately prior to the Redemption Date: all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other proprietary information and licenses from third Persons granting the right to use any of the foregoing; all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions; all intellectual property license agreements; all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties; and all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, records pertaining to customers and customer accounts, customer and vendor data, correspondence and lists, product literature, advertising materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents.

         1.53. Parent Indemnitees has the meaning set forth in Section 6.2.

         1.54. Parent Wireless Group Common Stock has the meaning set forth in the recitals to this Agreement.

         1.55. Person means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

         1.56. Prime Rate means the rate which The Chase Manhattan Bank (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

         1.57. Proposed Acquisition Transaction has the meaning set forth in
Section 7.2.

         1.58. Real Property Instruments has the meaning set forth in Section
2.3.

         1.59. Redemption Date the date determined pursuant to Section 5.1 on which the Mandatory Exchange occurs.

         1.60. Record Date means the close of business on the date to be determined by the Parent Board of Directors as the record date for determining shareholders of Parent entitled to receive shares of Wireless Common Stock in the Mandatory Exchange and the Distribution.

         1.61. Registration Statements means any (a) Registration Statement on Form S-4 filed or to be filed by Parent with the Commission in connection with any Additional Distribution effected by means of an exchange offer and (b) any Registration Statement on Form S-1 filed or to be filed by Wireless and/or Parent with the Commission with respect to Wireless Common Stock, in each case including any amendment thereto or supplement thereof.

         1.62. Representation Letter has the meaning set forth in Section 7.2.

         1.63. Securities Act means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         1.64. Security Interest means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

         1.65. Separation has the meaning set forth in the recitals to this Agreement.

         1.66. Separation Transactions means (1) the transfer of certain Wireless Group Assets and certain Wireless Group Liabilities to Wireless or its Subsidiaries, (2) the Mandatory Exchange and (3) the Distribution, in each case pursuant to the plan of reorganization.

         1.67. Specified Matters has the meaning set forth in the definition of Additional Wireless Group Liabilities.

         1.68. Spin-Off Disqualification has the meaning set forth in Section
7.2.

         1.69. Subsequent Tax Opinion/Ruling has the meaning set forth in
Section 7.2.

         1.70. Subsidiary of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

         1.71. Tax Opinions/Rulings has the meaning set forth in Section 7.2.

         1.72. Tax Related Losses has the meaning set forth in Section 7.2.

         1.73. Tax Sharing Agreement means the Tax Sharing Agreement to be entered into between Parent and Wireless prior to the Distribution Date.

         1.74. Taxes has the meaning set forth in the Tax Sharing Agreement.

         1.75. Third Party Claim has the meaning set forth in Section 6.5(a).

         1.76. Third Party Tax Claim has the meaning set forth in Section 7.3.

         1.77. Wireless has the meaning set forth in the preamble to this Agreement.

         1.78. Wireless Common Stock means all issued and outstanding shares of Common Stock, par value $0.01, of Wireless, all of which is currently held, directly or indirectly, by Parent.

         1.79. Wireless Group has the meaning set forth in the Parent Charter.

         1.80. Wireless Group Allocation Fraction has the meaning set forth in the Parent Charter.

         1.81. Wireless Group Assets means all Assets that are attributed to the Wireless Group as of the Redemption Date pursuant to the Parent Charter.

         1.82. Wireless Group Balance Sheet means the audited combined balance sheet of the Wireless Group, including the notes thereto, as of December 31, 2000.

         1.83. Wireless Group Contracts means the following contracts and agreements to which Parent or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by Parent or any member of the Parent Group pursuant to any provision of this Agreement or any Ancillary Agreement:

                  (a) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Wireless Group, including customer contracts and any open purchase orders or similar commitments;

                  (b) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Wireless or any member of the Wireless Group;

                  (c) any guarantee, indemnity, representation, warranty or other Liability of any member of the Wireless Group or the Parent Group in respect of any other Wireless Group Contract, any Additional Wireless Group Liability, any Wireless Group Liability or the Wireless Group (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the Wireless Group);

                  (d) the contracts, agreements and other documents listed or described on Schedule 1.83(d); and

                  (e) any customer contracts in the name of a member of the Parent Group that include both Parent Group services and Wireless Group services, but only to the extent related to the provision of wireless services by the Wireless Group and only to the extent the Wireless Group has previously received revenue thereunder relating to the provision of wireless services (it being agreed that (1) notwithstanding anything to the contrary herein such contracts will not be assigned to the Wireless Group, (2) the Wireless Group shall be required to satisfy the obligations to provide wireless services thereunder, (3) if a customer under any such contract defaults with respect to its obligations relating to the wireless services provided under any such contract, Wireless shall be entitled to exercise any remedies provided for in any such contract in the event of any such breach relating to wireless services, (4) prior to Wireless's exercising any remedy under clause (3) hereof, Wireless shall confer in good faith with Parent concerning the best means to avoid damaging the overall relationship with the customer, and (5) after the Redemption Date,

         Wireless and Parent shall continue to allocate revenue thereunder in accordance with past practices).

         1.84. Wireless Group Indemnitees has the meaning set forth in Section 6.3(a).

         1.85. Wireless Group IPR means any and all intellectual property rights protectable by law anywhere throughout the world, which, immediately prior to the Redemption Date, are owned or controlled by any member of the Wireless Group. Without limiting the foregoing, Wireless Group IPR includes any and all of the following owned or controlled by any member of the Wireless Group immediately prior to the Redemption Date: all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other proprietary information and licenses from third Persons granting the right to use any of the foregoing; all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions; all intellectual property license agreements; all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties; and all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, records pertaining to customers and customer accounts, customer and vendor data, correspondence and lists, product literature, advertising materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents.

         1.86. Wireless Group Liabilities means all Liabilities that are attributed to the Wireless Group as of the Redemption Date pursuant to the Parent Charter.

         1.87. Wireless Group Members means Wireless and each other Person that is controlled directly or indirectly by Wireless immediately after the Redemption Date.

                                   ARTICLE II

                                 THE SEPARATION

         2.1. Transfer of Assets and Assumption of Liabilities. (a) Parent agrees on or prior to the Redemption Date to assign, transfer, convey and deliver to Wireless, and to cause its applicable Subsidiaries to assign, transfer, convey and deliver to Wireless, and Wireless agrees to accept from Parent and its Subsidiaries, all of Parent's and its applicable Subsidiaries' respective right, title and interest in all Additional Wireless Group Assets, other than the Delayed Transfer Assets.

         (b) Wireless agrees from and after the Redemption Date faithfully to perform and fulfill all the Additional Wireless Group Liabilities in accordance with their respective terms and to assume obligations to defend Actions which constitute Wireless Group Liabilities or Additional Wireless Group Liabilities. From and after such date, Wireless shall be responsible for all Additional Wireless Group Liabilities, regardless of when or where such Additional Wireless Group Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Additional Wireless Group Liabilities are asserted or determined (including any Additional Wireless Group Liabilities arising out of claims made by Parent's or Wireless's respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Wireless Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Parent Group or the Wireless Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

         (c) Parent agrees from and after the Redemption Date faithfully to perform and fulfill all the Excluded Liabilities in accordance with their respective terms and to assume obligations to defend Actions which constitute Excluded Liabilities. From and after such date, Parent shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Excluded Liabilities are asserted or determined (including any Excluded Liabilities arising out of claims made by Parent's or Wireless's respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Wireless Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Parent Group or the Wireless Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

         (d) Each of the parties hereto agrees that the Delayed Transfer Assets will be assigned, transferred, conveyed and delivered in accordance with the terms of this Agreement or the applicable Ancillary Agreement. Following such assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, the applicable Delayed Transfer Asset shall be treated for all purposes of this Agreement and the Ancillary Agreements as an Additional Wireless Group Asset.

         (e) In the event that at any time or from time to time (whether prior to or after the Redemption Date), any party hereto (or any member of such party's respective Group) shall receive or otherwise possess any Asset that is allocable to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. For purposes hereof, all Assets that are not Wireless Group Assets or Additional Wireless Group Assets shall be deemed allocated to the Parent Group. Without limiting the foregoing, but subject to Section 2.7(a), Wireless agrees to take such action as may be necessary to transfer to Parent any Parent Assets or any other Assets that are not Wireless Group Assets or Additional Wireless Group Assets held by any member of the Wireless Group, whether prior to, at or after the Redemption Date. Notwithstanding the foregoing, for purposes of clarification, the parties agree that any Assets acquired by the Wireless Group after the Distribution Date shall not be Parent Assets.

         2.2. Termination of Agreements. (a) Except as set forth in Section 2.2(b), Wireless and each member of the Wireless Group, on the one hand, and each of Parent and the members of the Parent Group, on the other hand, hereby terminate, any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Wireless and/or any member of the Wireless Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Redemption Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Redemption Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

         (b) The provisions of Section 2.2(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups, including Section 2.3) or any Wireless Group Liability or Additional Wireless Group Liability; (ii) any agreements, arrangements, commitments or understandings listed or described on
Schedule 2.2(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective wholly owned Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Additional Wireless Group Assets or Additional Wireless Group Liabilities, they shall be assigned pursuant to Section 2.1); (iv) any intercompany accounts payable or accounts receivable accrued as of the Redemption Date that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices; (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary or Affiliate of Parent or Wireless, as the case may be, is a party (it being understood that directors' qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); (vi) any written Tax sharing or Tax allocation agreements to which any member of any Group is a party; (vii) any Liability that ARIC may have under any ARIC Wireless Policy (unless a novation shall have been effected in accordance with the provisions of this Agreement) and (viii) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Redemption Date.

         2.3. Documents Relating to Transfer of Real Property Interests and Tangible Property Located Thereon. (a) In furtherance of the assignment, transfer and conveyance of Additional Wireless Group Assets and the assumption of Additional Wireless Group Liabilities set forth in Section 2.1(a), (b) and
(c), on or prior to the Redemption Date, each of Parent and Wireless or their applicable Subsidiaries, will execute and deliver such deeds, lease assignments and assumptions, leases, subleases and sub-subleases as may be necessary to effect the transactions contemplated by this Agreement, including this Section
2.3 (collectively, the "Real Property Instruments"). For the locations set forth on Schedules 2.3(b), 2.3(c) and 2.3(d), the Real Property Instruments will be substantially in the forms attached as Schedule 2.3(a), with such changes as may be necessary to conform to any regulations or usage applicable in the jurisdiction in which the real property is located.

         (b) Schedule 2.3(b) sets forth a list of locations which are currently owned or leased by a member of the Parent Group and occupied by employees of the Wireless Group and of the Parent Group. Such Schedule also indicates for each such location whether such location is owned or leased by a member of the Parent Group, the approximate square footage, the method that will be used to calculate rent and the term of the lease or sublease. On or prior to the Redemption Date, the parties will enter into leases or subleases substantially in the forms set forth in Schedule 2.3(a) to give effect to the foregoing.

         (c) Schedule 2.3(c) also sets forth a list of locations which are currently occupied exclusively by employees of the Wireless Group but which are owned or leased by a member of the Parent Group. On or prior to the Redemption Date, (i) in the case of any such property leased or subleased by a member of the Parent Group, the appropriate member of the Parent Group will assign the applicable lease or sublease to Wireless and Wireless will assume such lease or sublease, in each case effective as of the Redemption Date pursuant to an assignment and assumption agreement substantially in the form set forth in
Schedule 2.3(a), and (ii) in the case of any such property owned by a member of the Parent Group, the parties will enter into leases or subleases to give effect to the applicable provisions of Schedule 2.3(c) substantially in the form set forth in Schedule 2.3(a).


         (d) Schedule 2.3(d) sets forth a list of locations which are currently owned or leased by a member of the Wireless Group and occupied by employees of the Wireless Group and of the Parent Group. Such Schedule also indicates for each such location whether such location is owned or leased by a member of the Wireless Group and the approximate square footage, the method that will be used to calculate rent and the term of the lease or sublease. On or prior to the Redemption Date, the parties will enter into leases or subleases to give effect to the foregoing substantially in the form set forth in Schedule 2.3(a).

         (e) In addition, each of the members of the Wireless Group and the Parent Group locates cell site towers or other equipment on properties leased or owned by the other Group. To the extent practicable without breaching any third party arrangements, on or prior to the Redemption Date, the parties agree to enter into mutually acceptable market-based lease or sublease agreements permitting the continued location of such towers or other equipment for such periods as the parties may reasonably determine. In no event shall the right of any member of any Group to lease or sublease any such space for any such cell site tower or other equipment terminate on less than six months notice.

         (f) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, all tenant improvements, fixtures, furniture, office equipment (other than as set forth in Section 2.3(g)), artwork and other tangible property (other than equipment subject to capital or operating equipment leases, which will be transferred or retained based on whether the associated capital or operating equipment lease is or is not an Additional Wireless Group Asset) located as of the date hereof on any real property that is owned by or leased in the name of the Wireless Group (including by assignment of lease pursuant to Section 2.3(c)) shall, except to the extent expressly set forth on a Schedule referred to in Section 2.1(a), also be transferred.

         2.4. Documents Relating to Other Transfers of Assets and Assumption of Liabilities. In furtherance of the assignment, transfer and conveyance of Additional Wireless Group Assets and the Wireless Common Stock and the assumption of Additional Wireless Group Liabilities set forth in Section 2.1(a),
(b) and (c), simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) Parent shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Parent's and its respective Subsidiaries' right, title and interest in and to the Additional Wireless Group Assets to Wireless and (ii) Wireless shall execute and deliver, to Parent and its Subsidiaries such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Additional Wireless Group Liabilities by Wireless.

         2.5. Ancillary Agreements. On or prior to the Redemption Date, each of Parent and Wireless will execute and deliver all Ancillary Agreements to which it is a party. The parties hereto acknowledge that the Ancillary Agreements will contain provisions providing for modifications in the event of a Change of Control. Each party further agrees that in the event such party undergoes a Change of Control (without giving effect to the requirement of such definition that a Change of Control involve a Covered Person), this Agreement and each Ancillary Agreement will be binding upon and inure to the benefit of each other Person involved in such Change of Control (without giving effect to the requirement of such definition that a Change of Control involve a Covered Person) that is thereafter an Affiliate of such party if and to the same extent that such party itself may thereafter bound. Except to the extent provided herein or in any Ancillary Agreement, each party further agrees that in the event such party distributes all or a portion of its interest in any business to its shareholders or engages in any similar transaction involving its shareholders, this Agreement and each Ancillary Agreement will be binding upon and inure to the benefit of each such distributed or other Person if and to the same extent that such party itself may thereafter bound. Each party shall be responsible for the failure of any such Affiliate to comply with any of the foregoing. In addition, the parties agree to negotiate in good faith an agreement for the provision of wireless service to the Parent Group.

         2.6. Disclaimer of Representations and Warranties. Each of Parent (on behalf of itself and each member of the Parent Group) and Wireless (each on behalf of itself and each member of the Wireless Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, all such Assets are being transferred on an "as is," "where is" basis (and, in the case of any real property, by means of a quitclaim or similar form deed or conveyance) and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest.

         2.7. Governmental Approvals and Consents. (a) If and to the extent that the valid, complete and perfected transfer or assignment (or novation of any federal government contract) to the Wireless Group of any Additional Wireless Group Assets (or from the Wireless Group of any Non-Wireless Group Assets) would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation or the Distribution, then, unless Parent and Wireless shall otherwise determine, the transfer or assignment to or from Wireless of such Additional Wireless Group Assets or Non-Wireless Group Assets, respectively, shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, any Asset allocated to the Wireless Group shall be deemed an Additional Wireless Group Asset for purposes of determining whether any Liability is an Additional Wireless Group Liability.

            (b) If the transfer or assignment of any Assets intended to be transferred or assigned hereunder is not consummated prior to or at the Redemption Date, whether as a result of the provisions of Section 2.7(a) or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Additional Wireless Group Assets (or such Non-Wireless Group Assets, as the case may be), including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assets, are to inure from and after the Redemption Date to the Wireless Group (or the Parent Group, as the case may be). To the extent permitted by law and to the extent otherwise permissible in light of any required Consent and/or Governmental Approval, the Wireless Group shall be entitled to, and shall be responsible for, the management and of any Additional Wireless Group Asset not yet transferred to it as a result of this Section and the parties agree to use reasonable commercial efforts to cooperate and coordinate with respect thereto.

         (c) If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 2.7(a), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

         (d) The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

         2.8. Novation of Additional and Other Wireless Group Liabilities. (a) Each of Parent, on the one hand, and Wireless, on the other hand, at the request of the other, shall use its reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Additional Wireless Group Liabilities or Wireless Group Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Wireless Group, so that, in any such case, Wireless and its Subsidiaries will be solely responsible for such Liabilities; provided, however, that neither Parent nor Wireless shall be obligated to pay any consideration therefor to any Governmental Authority or third party from whom such consents, approvals, substitutions and amendments are requested.

         (b) If Parent and Wireless are unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the Parent Group shall continue to be bound by such agreements, leases, licenses and other obligations to the extent required by the terms thereof and, unless not permitted by law, Wireless shall, as agent or subcontractor for Parent or such other Person, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of Parent or such other Person, as the case may be, thereunder from and after the Redemption Date. Wireless shall indemnify each

Parent Indemnitee, and hold each of them harmless against any Liabilities arising in connection therewith except that Wireless shall not be obligated to indemnify any Parent Indemnitee solely as a result of any failure to effect any substitution or amendment in any Action to which Parent is a party. Parent shall, without further consideration, pay and remit, or cause to be paid or remitted, to Wireless promptly all money, rights and other consideration received by it or any member of its respective Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Parent shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of the Parent Group to Wireless without payment of further consideration and Wireless shall, without the payment of any further consideration, assume such rights and obligations.

         2.9. Satisfaction of Intercompany Debt and Preferred Stock. On or prior to the Redemption Date, (a) Wireless shall pay to Parent, or to one or more other members of the Parent Group designated by Parent, the full amount of the principal and accrued but unpaid interest, and the face value and accrued but unpaid dividends, of any intercompany debt owed to any member of the Parent Group and preferred stock obligations held by any member of the Parent Group and
(b) Parent shall pay to Wireless, or to one or more other members of the Wireless Group designated by Wireless, the full amount of the principal and accrued but unpaid interest of any intercompany debt owed to any member of the Wireless Group. In addition, within 45 days following the Redemption Date, Parent shall inform Wireless of the cashless (UNO) intercompany net receivable/payable balance reflected on the financial records of Parent at the time of the Redemption Date. The party with a net payable (credit) balance shall pay by wire transfer such amount to an account specified by the party with a net receivable (debit) balance within 15 days after notice is given.

         2.10. Joint Purchasing Arrangements (a) In the case of existing purchasing agreements that prior to the Redemption Date provide the members of the Wireless Group and the Parent Group with volume discounts, the parties agree to use their respective reasonable best efforts so that to the extent permitted under the terms of such existing agreements, after the Redemption Date, the members of each Group shall continue to be able to make purchases and obtain the benefits of the volume discounts. In the case of any other such contracts, the parties will cooperate reasonably in seeking modifications to such contracts or alternative or substitute arrangements so that to the extent practicable after the Redemption Date, the members of each Group shall continue to be able to make purchases and obtain the benefits of the volume discounts. Notwithstanding the foregoing, but subject to the terms of any Wireless Group

Contract, no member of any Group shall be required to commit to any additional purchases or other obligations, make any payments or waive any rights in order to effect the foregoing. Each party hereby agrees to indemnify and hold harmless the other with respect to any losses or claims arising from such first party's own purchases, commitments or other obligations under any such contracts.

            (b) Until December 31, 2003, the parties will use reasonable commercial efforts to cooperate with each other and as applicable with the other Covered Subsidiaries to coordinate and combine their purchases in cases where they purchase common supplies or use the same supplier, in each case to the extent permitted by law from time to time. It is the intent of the parties that this coordination and cooperation will be focused on achieving more favorable pricing and terms for such supplies and from such suppliers by aggregating the combined purchases of the parties. Notwithstanding the foregoing, no party shall be obligated to make any specific purchases or to use any specific supplier unless (a) it has previously committed to make a specific purchase or to use a specific supplier, or (b) subsequent to the date of this Agreement it makes a commitment for a specific purchase or to use a specific supplier. Each party will be responsible for its own commitments and its own purchases and other obligations made under any common or shared contracts with suppliers and will indemnify and hold harmless the other party and, if applicable, other Covered Subsidiaries that use such contracts.

         2.11. Certain Additional Transactions (a) Effective as of the Redemption Date, Wireless agrees to pay or cause to be paid the amounts set forth on Schedule 1.3(e) in respect of certain Additional Wireless Group Assets listed thereon to the extent not theretofore paid.

         (b) Parent Group will pay to the Wireless Group 50 percent of any amount received by Parent Group under the Letter Agreement between AT&T Froghall Holdings LLC ("AT&T Froghall") and Tadpole B.V., dated April 27, 2001, relating to dividends from Japan Telecom Co., Ltd. ("JT") (the "Dividend Letter"). For the avoidance of doubt, the consolidated federal income tax liability, any combined, consolidated or unitary state, local or foreign tax liability, and any tax credit, resulting from the sale by AT&T Nederland JT Holdings B.V. of a 10 percent interest in JT, the April 27, 2001 distribution by Froghall B.V. to AT&T Froghall, the payment of Dutch dividend withholding tax, the transfer of shares of Froghall B.V. from AT&T Froghall to Froghall B.V., or any payment received under the Dividend Letter shall be allocated under the Tax Sharing Agreement. Each of Parent, on the one hand, and Wireless Group on the other hand, agrees to be responsible for 50 percent of the amount of any obligation of the Parent Group pursuant to the Letter Agreement among Parent, AT&T Froghall and Froghall B.V., dated April 27, 2001 relating to tax indemnification (the "First Indemnification Letter"), the Dividend

Letter, or the Letter Agreement among Parent, AT&T Froghall, Froghall B.V. and British Telecommunications plc, dated May 14, 2001, relating to tax indemnification (the "Second Indemnification Letter") as the case may be, as well as 50 percent of the reasonable costs of defense (excluding costs of in-house counsel and other personnel) incurred with respect thereto. Parent shall promptly notify Wireless Group of any claim against Parent Group under the First Indemnification Letter, the Second Indemnification Letter or the Dividend Letter, but the failure to give such notice shall not relieve any member of the Wireless Group from liability hereunder. Parent shall be entitled to control any proceeding with respect to a claim under the First Indemnification Letter, the Second Indemnification Letter or the Dividend Letter, except that Wireless Group shall be entitled to participate in such proceedings at its sole expense (which expense shall not be included in the calculations pursuant to this Section) and its consent (such consent not be unreasonably withheld) shall be obtained in decisions regarding settlement of any claim under the First Indemnification Letter, the Second Indemnification Letter or the Dividend Letter. Wireless Group hereby covenants to make payments to Parent required hereunder promptly after such obligation arises.

         (c) Subject to the terms and conditions of this Section, each of Parent, on the one hand, and Wireless Group on the other hand, agrees to be responsible for 50% of the reasonable costs of defense (excluding costs of in-house counsel and other personnel) of the Malaysian Action, and for 50% of the amount of any judgment or settlement paid by any member of the Wireless Group in respect of the Malaysian Action. Parent shall reimburse the Wireless Group for Parent's share of any such expenses paid by the Wireless Group, net of any tax benefit realized (including state and local taxes) by the Wireless Group as a result of payment by the Wireless Group of Parent's share of such expenses. For this purpose, the tax benefit realized by the Wireless Group shall be determined as follows: within 45 days after the end of each quarter ending after the Distribution Date, Wireless shall notify Parent if the Wireless Group has realized a tax benefit (through reduction of estimated payments, receipt of a refund, or otherwise), determined on a with and without basis, as a result of payment by the Wireless Group of Parent's share of such expenses, until such time as the Wireless Group has realized a tax benefit for the full amount of such expenses.. Anything in this Section 2.11(c) to the contrary notwithstanding, to the extent that the Wireless Group is permitted in accordance with Section 6A(a) of the Tax Sharing Agreement to carry back a loss arising after the Distribution Date to a taxable period ending on or before the Distribution Date, such loss (and any resulting refund) shall be considered to be attributable to the payment by the Wireless Group of Parent's share of such expenses to the extent the Wireless Group did not previously recognize a tax benefit with respect to such expenses. The Wireless Group shall promptly pay the amount of any tax benefit realized, as determined hereunder, to Parent. If Parent and the Wireless Group are unable to reach agreement on whether a tax benefit was realized by the Wireless Group as a result of payment by the Wireless Group of Parent's share of such expenses, as determined under this Section 2.11(c), such disagreement shall be resolved by a nationally recognized law firm or accounting firm ("Independent Third Party"), selected in a manner similar to the procedure set forth in Section 9(e)(i) of the Amended and Restated Tax Sharing Agreement, whose judgment shall be conclusive and binding upon the parties. The cost of any Independent Third Party shall be shared equally between the parties. In each case, Wireless Group shall provide Parent with reasonable documentation with respect thereto, and Wireless Group shall keep Parent reasonably appraised of the status of the Malaysian Action. Wireless Group shall assume and be entitled to control the defense and/or settlement of the Malaysian Action, except that Parent shall be entitled to participate in the defense at its sole expense (which expense shall not be included in the calculations pursuant to this Section) and shall be entitled to participate and its consent shall be obtained in decisions regarding settlement of the Malaysian Action if Parent would be required to pay some portion of the settlement. To the extent that at any time on or after the Redemption Date, Wireless Group (a) directly or indirectly receives any dividends or distributions in respect of any of its direct or indirect interest in the Malaysian Wireless Assets, or (b) directly or indirectly recognizes a gain (as determined under United States generally accepted accounting principles) by selling or otherwise disposing of all or any portion of its direct or indirect interest in the Malaysian Wireless Assets (amounts identified in (a) and (b) collectively referred to as "Malaysian Asset Proceeds"), Parent shall be entitled to receive 50% of such Malaysian Asset Proceeds, net of any taxes paid by the Wireless Group as a result of the receipt by the Wireless Group of Parent's share of such proceeds, provided, that, the cumulative amount to which Parent is entitled hereunder shall not exceed the amounts paid or payable by Parent for costs of defense, judgment or settlement with respect to the Malaysian Action as set forth herein (it being agreed that if any Malaysian Asset Proceeds are received by the Wireless Group prior to the payment by Parent of any such costs of defense, judgment or settlement, the amount otherwise payable by Parent for such costs shall be reduced by 50% of the amount of such Malaysian Asset Proceeds, net of any taxes paid by the Wireless Group as a result of the receipt by the Wireless Group of Parent's share of such proceeds). Wireless Group shall give Parent prompt notice of any transaction or event giving rise to any Malaysian Asset Proceeds, which notice shall include copies of all applicable documentation with respect thereto, including with respect to all ancillary or other side arrangements but the failure to give any such notice shall not relieve any member of the Wireless Group or Parent from any liability hereunder. Wireless Group and Parent each hereby covenant to make payments required hereunder promptly after such obligation arises under the terms set forth above. For all tax purposes, the parties hereto agree to treat, and to cause their respective affiliates to treat, (i) any payment between Parent and the Wireless Group required by this subparagraph (c) as either a contribution by Parent to Wireless or a distribution by Wireless to Parent, as the case may be, occurring immediately prior to the Distribution and (ii) any payment by a member of the Wireless Group of the expenses described in the first sentence of this subparagraph (c) as deductible; provided, that, in the event it is determined as a result of a determination (as defined in Section 1313 of the Code) that any such treatment is not permissible, the payment between Parent and the Wireless Group shall be adjusted to place the parties in the same after-tax position they would have enjoyed absent such determination.

         2.12. Intellectual Property Matters Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, no rights, title, interest, or license in, to or under any intellectual property (including Parent Group IPR, Wireless Group IPR, and third party and other patents, copyrights, trademarks, service marks, mask works, proprietary information, trade secrets, and know-how, as well as any applications or registrations therefor) are granted, made, assigned, extended, shared or otherwise conveyed in any way, except to the extent expressly provided in the Intellectual Property Agreement (the "Intellectual Property Agreement"), the Trademark and Service Mark Assignment (the "Trademark Assignment") and the Brand License Agreement (the "Brand License Agreement"), each dated as of the date hereof, by and between Parent and Wireless. To the extent that this Agreement or any Ancillary Agreement contains provisions which purport to cover or address any matter addressed in the Intellectual Property Agreement, the Trademark Assignment or the Brand License Agreement, the Intellectual Property Agreement, the Trademark Assignment and the Brand License Agreement, respectively, shall prevail.

         2.13. Wireless Constituent Documents Prior to the Mandatory Exchange, Wireless and Parent will take such action necessary to amend the certificate of incorporation and by-laws of Wireless substantially in the form set forth in
Schedule 2.13 hereto. It is also expected that as of or after the Distribution Wireless will adopt a preferred share purchase rights plan.

                                  ARTICLE III

           ACTIONS PENDING THE MANDATORY EXCHANGE AND THE DISTRIBUTION

         3.1. Transactions Prior to the Mandatory Exchange and the Distribution.
(a) Parent and Wireless shall take such efforts regarding the Registration Statements, including the prospectuses included therein, and any amendments or supplements thereto, as are reasonably necessary to effect the transactions contemplated hereby. Parent and Wireless shall also cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Separation Transactions and the other transactions contemplated by this Agreement or the Ancillary Agreements.

            (b) Wireless shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (any comparable laws under any foreign jurisdictions) in connection with the Separation Transactions and the other transactions contemplated by this Agreement or the Ancillary Agreements.

         (c) Parent and Wireless shall cooperate in the preparation of, and shall file and use reasonable best efforts to seek to make effective, an application for listing of the Wireless Common Stock to be issued in the Mandatory Exchange and the Distribution on the NYSE or the Nasdaq NMS, subject to official notice of issuance.

         (d) Parent and Wireless will effect an appropriate split or other recapitalization of the Wireless Common Stock.. In the event that the number of shares of Wireless Common Stock distributed in the Mandatory Exchange for each share of Parent Wireless Group Common Stock outstanding on the Record Date does not equal one, the provisions of this Agreement shall be appropriately adjusted.

         3.2. Additional Distribution On or prior to the Redemption Date, Parent may elect to effect one or more Additional Distributions, at such times, in such manner (whether by exchange offer, dividend or otherwise) and in such amounts as Parent in its sole discretion may decide.

                                   ARTICLE IV

                             THE MANDATORY EXCHANGE

         4.1. The Mandatory Exchange. (a) Subject to Section 4.3 hereof, on or prior to the Redemption Date, Parent will deliver to the Agent, for the benefit of holders of record of Parent Wireless Group Common Stock on the Record Date, a single stock certificate endorsed by Parent in blank representing (or authorize the related book-entry transfer of) a number of shares of Wireless Common Stock equal to the number of issued and outstanding shares of Parent Wireless Group Common Stock on the Record Date, and shall cause the transfer agent for the shares of Parent Wireless Group Common Stock to instruct the Agent, from and after the Redemption Date, to deliver in exchange for such shares (or book-entry transfer authorizations

of) of Parent Wireless Group Common Stock the appropriate number of shares of Wireless Common Stock to each such holder or designated transferee or transferees of such holder.

         (b) Subject to Section 4.4, each holder of Parent Wireless Group Common Stock on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in redemption of such holder's shares of Parent Wireless Group Common Stock a number of shares of Wireless Common Stock equal to the number of shares of Parent Wireless Group Common Stock held by such holder on the Record Date.

         (c) Wireless and Parent, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Mandatory Exchange on the basis specified above.

         4.2. Actions Prior to the Mandatory Exchange. (a) Parent and Wireless shall prepare and mail, prior to the Redemption Date, to the holders of Parent Wireless Group Common Stock, a notice of redemption and such information concerning Wireless and its business, operations and management, the Mandatory Exchange, Distribution and such other matters as Parent shall reasonably determine and as may be required by the Parent Charter, law or the applicable rules and regulations of the Commission and the NYSE. Parent and Wireless will prepare, and Wireless will, to the extent required under applicable law, file with the Commission any such documentation and any requisite no action letters which Parent determines are necessary or desirable to effectuate the Mandatory Exchange and Parent and Wireless shall each use their respective reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

         (b) Parent and Wireless shall take all such action as Parent may determine necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Mandatory Exchange.

         4.3. Conditions to the Mandatory Exchange. The Parent Board shall have the sole discretion to determine the date of consummation of the Mandatory Exchange and whether to consummate the Mandatory Exchange. The Parent Board currently intends to effect the Mandatory Exchange as soon as practical following the satisfaction or the waiver by Parent of the conditions set forth below:

                  (a) The transfers of the Additional Wireless Group Assets, and the assignments and assumptions to and by Wireless of the Additional Wireless Group Liabilities, shall have been effected such that Wireless shall be both a "Qualifying Subsidiary" and a

         "Wireless Group Subsidiary" as such terms are defined in the Parent Charter, and there shall be no other circumstance that would prevent the Mandatory Exchange from being made in accordance with the terms of the Parent Charter;

                  (b) The Registration Statement relating to shares of Wireless Common Stock shall have been filed and declared effective by the Commission, and there shall be no stop-order in effect with respect thereto;

                  (c) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) described in Section 3.1 shall have been taken and, where applicable, become effective or been accepted;

                  (d) Any material Governmental Approvals and Consents necessary to consummate the Mandatory Exchange or the Distribution in the manner contemplated by this Agreement shall have been obtained and be in full force and effect;

                  (e) The Wireless Common Stock to be issued in the Mandatory Exchange and the Distribution shall have been accepted for listing on the NYSE or the Nasdaq NMS, subject to official notice of issuance;

                  (f) All conditions to permit the Distribution to qualify as a tax-free distribution to Parent, Wireless and Parent's shareholders shall, to the extent applicable as of the time of the Mandatory Exchange, be satisfied and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Mandatory Exchange or thereafter;

                  (g) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Mandatory Exchange or the Distribution or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect;

                  (h) This Agreement shall not have been terminated; and

                  (i) A private letter ruling from the Internal Revenue Service shall have been obtained, and shall continue in effect, to the effect that no gain or loss will be recognized by Parent, Wireless or Parent's or Wireless' shareholders for federal income tax purposes (including the holders of Parent Wireless Group Common Stock) by virtue of Sections

         361(c) and 368(a)(1)(D) as a result of (i) the Mandatory Exchange and the Distribution, (ii) the transfer to Wireless of the Additional Wireless Assets, (iii) the assumption by Wireless of the Additional Wireless Group Liabilities, and (iv) the distribution of proceeds in respect of the intercompany debt and preferred stock, and such ruling shall be in form and substance satisfactory to Parent.

The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board of Directors to waive or not waive any such condition.

         4.4. Fractional Shares. As soon as practicable after the Redemption Date, Parent shall direct the Agent to determine the number of whole shares and fractional shares of Wireless Common Stock allocable to each holder of record or beneficial owner of Parent Wireless Group Common Stock as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of Parent either to Parent, in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Parent and the Agent shall use their reasonable best efforts to aggregate the shares of Parent Wireless Group Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

                                   ARTICLE V

                                THE DISTRIBUTION

         5.1. The Distribution. (a) In consideration of all the liabilities and obligations assumed by Wireless in the Employee Benefits Agreement, dated as of the date hereof, by and between Parent and Wireless, including without limitation the provisions of Section 5.3 of the Employee Benefits Agreement, Parent agrees that the denominator of the Wireless Group Allocation Fraction (as defined in the Charter) shall be reduced, effective as of immediately prior to the Distribution Date, by 12,577,650. Subject to Section 5.3 hereof, on or prior to the Distribution Date, Parent will deliver to the Agent, for the benefit of holders of record of Parent Common Stock on the Record Date, a single stock certificate endorsed by Parent in blank, representing (or authorize the related book-entry transfer of) all of the outstanding shares of

Wireless Common Stock then owned by Parent or any member of the Parent Group (after giving effect to the Mandatory Exchange), and shall cause the transfer agent for the shares of Parent Common Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares (or book-entry transfer authorizations) of Wireless Common Stock to each such holder or designated transferee or transferees of such holder.

         (a) Subject to Section 5.4, each holder of Parent Common Stock on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of Wireless Common Stock equal to the number of shares of Parent Common Stock held by such holder on the Record Date multiplied by a fraction the numerator of which shall be (1) the denominator of the Wireless Group Allocation Fraction on the Record Date (which for purposes of clarification shall include shares of Parent Wireless Group Common Stock issuable upon conversion of the Parent Wireless Group Preferred Stock) minus (2) the sum of (w) the number of shares of Parent Wireless Group Common Stock outstanding on the Record Date, (x) 12,577,650 (without duplication of any adjustment contemplated by Section 5.1(a)), (y) the number (to the nearest whole number) obtained by dividing $3 billion by the closing share price of the Parent Wireless Group Common Stock on The New York Stock Exchange on June 15, 2001 (without giving effect to any extended hours trading) and (z) the number of shares of Parent Wireless Group Common Stock into which the shares of Parent Wireless Group Preferred Stock outstanding on the Record Date are convertible), and the denominator of which shall be the number of shares of Parent Common Stock outstanding on the Record Date. All calculations pursuant to this Section shall be made as of the close of business on the Record Date.

         (c) Wireless and Parent, as the case may be, will provide to the Agent all share certificates and any information reasonably required in order to complete the Distribution on the basis specified above.

         5.2. Actions Prior to the Distribution. (a) Parent and Wireless shall prepare and mail, prior to the Distribution Date, to the holders of Parent Common Stock as of the Record Date, such information concerning Wireless and its business, operations and management, the Distribution and such other matters as Parent shall reasonably determine and as may be required by law. Parent and Wireless will prepare, and Wireless will, to the extent required under applicable law, file with the Commission any such documentation which Parent determines are necessary or desirable to effectuate the Distribution and Parent and Wireless shall each use their respective reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

          (b) Parent and Wireless shall take all such action as Parent may determine necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

          5.3. Conditions to Distribution. Parent shall effect the Distribution concurrently with the Mandatory Exchange, subject to the satisfaction or the waiver by Parent of the other conditions set forth below:

               (a) the Mandatory Exchange shall occur concurrently in accordance with the terms of this Agreement;

               (b) a private letter ruling from the Internal Revenue Service shall have been obtained, and shall continue in effect, to the effect set forth in Section 4.3(i) hereof;

               (c) any material Governmental Approvals and Consents necessary to consummate the Distribution in the manner contemplated by this Agreement shall have been obtained and be in full force and effect; and

               (d) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event outside the control of Parent shall have occurred or failed to occur that prevents the consummation of the Distribution.

The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board of Directors to waive or not waive any such condition.

          5.4. Fractional Shares. As soon as practicable after the Distribution Date, Parent shall direct the Agent to determine the number of whole shares and fractional shares of Wireless Common Stock allocable to each holder of record or beneficial owner of Parent Common Stock as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of Parent either to Parent, in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Parent and the Agent shall use their reasonable best efforts to aggregate the shares of

Parent Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

                                   ARTICLE VI

                        MUTUAL RELEASES; INDEMNIFICATION

          6.1. Release of Pre-Closing Claims. (a) Except as provided in Section 6.1(c), effective as of the Redemption Date, Wireless does hereby, for itself and each other wholly owned member of the Wireless Group, their respective successors and assigns, and all Persons who at any time prior to the Redemption Date have been shareholders, directors, officers, agents or employees of any wholly owned member of the Wireless Group (in each case, in their respective capacities as such), remise, release and forever discharge each of Parent, the wholly owned members of the Parent Group, their respective successors and assigns, and all Persons who at any time prior to the Redemption Date have been shareholders, directors, officers, agents or employees of Parent or any wholly owned member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Redemption Date, including in connection with the transactions and all other activities to implement any of the Separation, the Mandatory Exchange and the Distribution.

          (b) Except as provided in Section 6.1(c), effective as of the Redemption Date, Parent does hereby, for itself and each other wholly owned member of the Parent Group, their respective successors and assigns, and all Persons who at any time prior to the Redemption Date have been shareholders, directors, officers, agents or employees of any wholly owned member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge Wireless, the wholly owned members of the Wireless Group, their successors and assigns, and all Persons who at any time prior to the Redemption Date have been shareholders, directors, officers, agents or employees of Wireless or any wholly owned member of the Wireless Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Redemption Date, including in connection with the transactions and all other activities to implement any of the Separation, the Mandatory Exchange and the Distribution.

               (c) Nothing contained in Section 6.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in
Section 2.2(b) or the applicable Schedules thereto, in each case in accordance with its terms. Nothing contained in Section 6.1(a) or (b) shall release any Person from:

                              (i) any Liability provided in or resulting from
               any agreements, arrangements, commitments or understandings among any members of the Parent Group or the Wireless Group that is specified in Section 2.2(b) or the applicable Schedules thereto, any other Liability specified in such Section 2.2(b), or any other Liability that survives the Redemption Date;

                              (ii) any Liability, contingent or otherwise,
               assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

                              (iii) any Liability for the sale, lease,
               construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Redemption Date;

                              (iv) any Liability for unpaid amounts for products
               or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;

                              (v) any Liability that the parties may have with
               respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;

                              (vi) any Liability the release of which would
               result in the release of any Person other than a Person released pursuant to this Section 6.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 6.1 but for the provisions of this clause (vi); or

                              (vii) any Liability that ARIC may have under any
               ARIC Wireless Policy (unless a novation shall have been effected in accordance with the provisions of this Agreement).

               (d) Except for claims against ARIC under any ARIC Wireless Policy (unless a novation shall have been effected in accordance with the provisions of this Agreement), Wireless shall not make, and shall not permit any member of the Wireless Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any member of the Parent Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to
Section 6.1(a). Parent shall not, and shall not permit any member of the Parent Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Wireless or any member of the Wireless Group, or any other Person released pursuant to Section 6.1(b), with respect to any Liabilities released pursuant to
Section 6.1(b).

               (e) At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 6.1.

               6.2. Indemnification by Wireless. Except as provided in Section 6.4, Wireless shall indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Parent Indemnitees"), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation (without duplication):

               (a) the failure of Wireless or any other member of the Wireless Group or any other Person to pay, perform or otherwise promptly discharge any Wireless Group Liabilities, any Additional Wireless Group Liabilities or any Wireless Group Contract in accordance with their respective terms, whether prior to or after the Redemption Date or the date hereof;

                              (b) the Wireless Group, any Wireless Group
               Liability, any Additional Wireless Group Liability, any Wireless Group Asset, any Additional Wireless Group Asset or any Wireless Group Contract; and

                              (c) any breach by Wireless or any member of the
               Wireless Group of this Agreement or any of the Ancillary Agreements.

                              (d) any untrue statement or alleged untrue
               statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in any case to the extent relating to the Wireless Group contained in any Registration Statement or other document or in any registration statement or other document relating to the exchange offer commenced in connection with the Additional Distribution (it being agreed that all Liabilities relating to, arising out of, or resulting from the consummation of the Separation Transactions shall be allocated pursuant to Section 1.4(j) and not this clause).

               6.3. Indemnification by Parent. Parent shall indemnify, defend and hold harmless Wireless, each member of the Wireless Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Wireless Indemnitees"), from and against any and all Liabilities of the Wireless Indemnitees relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation (without duplication):

               (a) the failure of Parent or any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the Parent Group (including all Excluded Liabilities) other than the Wireless Group Liabilities or Additional Wireless Group Liabilities, whether prior to or after the Redemption Date or the date hereof;

               (b) any Liability of the Parent Group other than the Wireless Group Liabilities and Additional Wireless Group Liabilities;

               (c) any breach by Parent or any member of the Parent Group of this Agreement or any of the Ancillary Agreements; and

               (d) except to the extent contemplated by Section 6.2(d), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading contained in any Registration Statement or other document utilized in connection with the Separation Transactions or in any registration statement or other document relating to the exchange offer commenced in connection with the Additional Distribution (it being agreed that all Liabilities relating to, arising out of, or resulting from the consummation of the Separation Transactions shall be allocated pursuant to Section 1.4(j) and not this clause).

               6.4. Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article VI will be net of Insurance Proceeds. Accordingly, the amount which any party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnitee") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

               (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

               (c) With respect to all policies of insurance other than ARIC Wireless Policies, the parties agree to act in good faith and to use their reasonable best efforts to preserve and maximize the insurance benefits due to be provided thereunder and to cooperate with one another as necessary to permit each other to access or obtain the benefits under those policies, provided however that nothing in this Section shall be construed to prevent any party or any other Person from asserting claims for insurance benefits or accepting insurance benefits provided by the policies (including the ARIC Wireless Policies). The parties agree to negotiate in good faith with respect to procedures that will apply after the Redemption Date for claims under the ARIC Wireless Policies (it being agreed that such procedures shall neither increase nor decrease the rights of any Person in respect thereof). The parties agree to exchange information upon reasonable request of the other party regarding requests that they have made for insurance benefits, notices of claims, occurrences and circumstances that they have submitted to the insurance companies or other entities managing the policies, payments they have received from the insurance companies, including any agreements to make payments, and any other information that the parties may need to determine the status of the insurance policies and the continued availability of benefits thereunder.

               (d) Other than in the case of ARIC Wireless Insurance Policies,
(1) each party agrees to use its reasonable best efforts to collect any Insurance Proceeds that may be applicable to any Third Party Claim or other claim that could give rise to a right of indemnification hereunder (it being agreed that any costs of collection shall be indemnifiable hereunder to the same extent as the underlying Third Party Claim or other claim); (2) without limiting the foregoing, the parties agree to cooperate in connection with the submission of any claims and, to the extent permitted under the applicable policy or other agreement, to permit the Indemnifying Party to pursue claims against the applicable insurance company or other Person and (3) the provisions of this
Section 6.4(d) shall apply to any Insurance Proceeds that may be applicable to the costs of defense as well as to any ultimate Liability.

               (e) Any Insurance Proceeds recovered at any time shall be applied in the manner set forth in Section 6.4(a).

               6.5. Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the Wireless Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 6.2 or 6.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party and, if Parent is not the Indemnifying Party, Parent written notice thereof within 20 days after receiving notice of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

               (b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 6.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying

Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. The Indemnifying Party shall not have the right to admit Liability on behalf of the Indemnitee and shall not compromise or settle a Third Party Claim to the extent the compromise or settlement could prejudice the interests of the Indemnitee, without the express prior consent of the Indemnitee. In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

               (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 6.5(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

               (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

               (e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee (which shall not be unreasonably withheld) if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee.

               (f) The provisions of Section 6.5 and Section 6.6 shall not apply to Taxes (which are covered by the Tax Sharing Agreement) or to the matters covered by Sections 7.2 and 7.3 hereof.

               (g) The parties may enter into one or more additional agreements providing for procedures and other matters relating to the handling of Actions and related matters which shall be deemed Ancillary Agreements for purposes hereof.

               6.6. Additional Matters. (a) Any claim on account of a Liability that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

               (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

               (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section.

               6.7. Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

               6.8. Survival of Indemnities. The rights and obligations of each of Parent and Wireless and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

               6.9. Combined Service Claims; Similar Matters The parties agree to use reasonable efforts to cooperate with respect to the defense of any Combined Service Claims and any other Action or threatened Action involving or alleged to involve Liabilities of each of the Wireless Group and the Parent Group so that to the maximum extent practicable each Group shall be entitled to control the defense of any Action to the extent it represents a Liability of such Group.

               6.10. Specified Matters In order to facilitate the defense of any Specified Matters, the parties agree that (a) each of Parent and Wireless shall be responsible for its own costs of defense of any Specified Matters, regardless of the outcome thereof, (b) the parties shall cooperate in the defense thereof, and (c) Parent shall be entitled to control the defense thereof although Wireless shall be equally entitled to participate in the defense thereof with counsel of its own selection to the extent it may have any Liability therefor; provided, however, that after the Distribution Date neither Parent nor Wireless may settle all or any portion of any such Action or engage in settlement negotiations unless such party has obtained the prior written consent of the other party (which consent shall not be unreasonably withheld) or unless any remaining Liability of the other party, the other party's affiliates and their respective officers and directors will be fully released as a result of such settlement. In the event of any conflict with Section 6.5 hereof, in the case of any Specified Matters, the provisions of this Section shall control.

               6.11. IPR Exception Sections 6.2 and 6.3 hereof shall not be construed to create an indemnification obligation for infringement of third party patents to the extent that such obligation would be based on a grant of patent license rights under the Intellectual Property Agreement.

                                  ARTICLE VII

                       INSURANCE AND CERTAIN OTHER MATTERS

               7.1. Insurance Matters (a) Except as may otherwise be provided in any Ancillary Agreement, the parties intend that to the extent permitted under the terms of any applicable policy, Wireless and each other member of the Wireless Group shall be successors-in-interest to all rights that any member of the Wireless Group may have as of the Redemption Date as a subsidiary, affiliate, division or department of Parent prior to the Redemption Date under any policy of insurance issued to Parent by any insurance carrier (whether or not affiliated with Parent) or under any agreements related to such policies executed and delivered prior to the Redemption Date, including any rights such member of the Wireless Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Redemption Date. Notwithstanding the foregoing, Wireless acknowledges that as of the Redemption Date, Parent intends to amend each such insurance policy to remove the members of the Wireless Group and their respective employees, officers and directors as insured parties thereunder in respect of periods from and after the Redemption Date and that none of the foregoing may be entitled to make any claims for insurance thereunder either to the extent such claims are based upon conduct or injury or other events occurring from and after the Redemption Date or to the extent such claims are precluded by the terms of any "claims made" policies. Except for the limitations contemplated by the preceding sentence and except as otherwise arise pursuant to Section 7.1(b), the provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy. No member of the Parent Group shall be deemed to have made any representation or warranty as to the availability of any such insurance policy. Wireless on behalf of itself and each member of the Wireless Group agrees that no member of the Parent Group other than ARIC will have any Liability in respect of any ARIC Policy.

               (b) Notwithstanding anything in any ARIC Wireless Policy to the contrary, ARIC shall be entitled to assign any ARIC Wireless Policy on identical terms and conditions to any reputable insurance company and/or to effect a novation of any ARIC Wireless Policy upon assignment to and assumption by any reputable insurance company with an A.M. Best's rating of at least A/10. Wireless agrees to cooperate fully, and to cause each member of the Wireless Group to cooperate fully, with Parent and ARIC in connection with the foregoing, including by providing or causing to be provided any information requested by insurers or reinsurers in connection with any such proposed assignment, assumption or novation. Prior to assigning any ARIC Wireless Policy to a third party, Wireless shall have the option (which must be exercised in writing within thirty days after receiving written notice from Parent (which notice from Parent shall contain a description of the terms of the proposed assignment and of the proposed new policy and the identity of the proposed assignee)) to have such policy and the obligations thereunder assigned to Wireless for the cost AT&T would incur in assigning such policy to a third party.

               (c) Parent agrees to obtain Directors and Officers, Outside Directors and Officers, and Fiduciary Liability run-off insurance from third party commercial insurers in dollar amounts equal to those amounts maintained by Parent for all its insureds (including but not limited to Wireless) as of the Redemption Date (it being agreed that insureds of Parent other than Wireless shall also continue to be able to claim under such policies). Coverage under these policies shall apply to all insureds of Parent and its Subsidiaries for claims that are reported subsequent to the Redemption Date and that relate to acts that occurred during the period from September 30, 1996 until the Redemption Date. Such policies shall remain in force for a period of six years following the Redemption Date.

               (d) Subject to Section 7.1(c) relating to run off policies and except for claims against ARIC under the ARIC Wireless Policies (unless a novation shall have been effected in accordance with the provisions of this Agreement), in no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have liability or obligation whatsoever to any member of the Wireless Group in the event that any insurance policy or other contract of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Wireless Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

               (e) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any insurance policy or any other contract of insurance.

               (f) Subject to Section 7.1(c) relating to run off policies and except for claims against ARIC under the ARIC Wireless Policies (unless a novation shall have been effected in accordance with the provisions of this Agreement), Wireless does hereby, for itself and each other member of the Wireless Group, agree that no member of the Parent Group or any Parent Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Parent and its Affiliates as in effect at any time prior to the Redemption Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

               (g) Nothing in this Agreement shall be deemed to restrict any member of the Wireless Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

               7.2. Certain Post-Distribution Transactions and Related Matters

               (a) Wireless agrees that, until thirty months after the date of the Distribution, it will (i) maintain its status as a company engaged in the active conduct of a trade or business and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Code.

               (b) Wireless further agrees that, until thirty months after the date of the Distribution, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent Wireless has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed

Acquisition Transaction to occur (whether by (a) redeeming rights under a stockholders rights plan, (b) finding a tender offer to be a "permitted offer" under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (c) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any "fair price" or other provision of Wireless' charter or bylaws or otherwise), (ii) liquidate or partially liquidate, (iii) in a single transaction or series of related transactions sell or transfer all or substantially all of the assets of the Wireless Group that were transferred to Wireless prior to the Distribution, (iv) redeem or otherwise repurchase (directly or through a Wireless Affiliate) any Wireless stock, (v) enter into any transaction or series of transactions as a result of which any Person would acquire, or have the right to acquire, from Wireless or an Affiliate, a number of shares of Wireless stock that would comprise more than 5% of (A) the value of all outstanding shares of Wireless stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the voting power of the issued and outstanding shares of Wireless stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (b)) would be reasonably likely to have the effect of causing or permitting one or more persons to acquire directly or indirectly stock representing a 50 percent or greater interest (within the meaning of Section 355(e) of the Code) in Wireless or otherwise jeopardize the non-recognition of taxable gain or loss for U.S. federal income tax purposes to Parent, Parent Affiliates and Parent's stockholders in connection with the Separation Transactions, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), Parent has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the tax-free status of the Separation Transactions, that such action or actions would not result in (A) the Separation Transactions failing to qualify under the provisions of Sections 355, 361(c) and 368(a)(1)(D) of the Code or (B) the Wireless shares failing to qualify as "qualified property" for purposes of
Section 355(c)(2) or 361(c) of the Code by reason of Section 355(e) of the Code (each of (A) and (B) referred to hereafter as a "Spin-Off Disqualification"). "Proposed Acquisition Transaction" means a transaction or series of transactions as a result of which Wireless would merge or consolidate with any other person or pursuant to which any Person or any group of related Persons would acquire, or have the right to acquire, directly or indirectly, from one or more holders of outstanding shares of Wireless stock, a number of shares of Wireless stock that would comprise more than 5% of (A) the value of all outstanding shares of Wireless stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the voting power of the issued and outstanding shares of Wireless stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.

               (c) If Wireless notifies Parent that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.2(b) (the "Notified Action") and Parent concludes that such Notified Action would risk Spin-Off Disqualification, Parent, in its reasonable discretion, shall, at the request of Wireless, elect to either (i) use all commercially reasonable efforts to obtain a Subsequent Tax Opinion/Ruling that would permit Wireless to take the Notified Action, and Wireless shall cooperate in connection with such efforts, or (ii) provide all reasonable cooperation to Wireless in connection with Wireless obtaining such a Subsequent Tax Opinion/Ruling; provided, however, that the reasonable costs and expenses of obtaining any such Subsequent Tax Opinion/Ruling shall be borne by Wireless. "Subsequent Tax Opinion/Ruling" means either (i) an unqualified opinion of counsel jointly selected by Parent and Wireless confirming that, as a consequence of the consummation of the Notified Action, no income, gain or loss for U.S. federal income tax purposes will be recognized by Parent, the stockholders or former stockholders of Parent, or any Parent Affiliate with respect to the Separation Transactions or (ii) an IRS private letter ruling to the same effect, in each case based on representations of fact (and not of law) that, after reasonable due diligence conducted by Parent, are in form and substance reasonably satisfactory to Parent.

               (d) Notwithstanding anything to the contrary herein or any provision of the Tax Sharing Agreement to the contrary, if there is a determination (as defined in Section 1313 of the Code) that a Spin-Off Disqualification has occurred, then Wireless shall indemnify and hold harmless Parent and each member of the consolidated group of which Parent is a member from and against any and all Tax Related Losses imposed upon or incurred by Parent, any member of its group or any stockholder of Parent as a result of the Spin-Off Disqualification. The obligation of Wireless to indemnify Parent pursuant to the preceding sentence shall not be affected by the delivery of any Subsequent Tax Opinion/Ruling unless the Spin-Off Disqualification would not have occurred but for (i) the failure of any representation made by Parent in paragraph (f) of this Section or with respect to Parent or the Parent Group's business, and the plans, proposals, intentions and policies of the Parent (but excluding any representations with respect to the Wireless Group, its businesses, plans, proposals intentions and policies or the Parent Wireless Group Common Stock) after the Separation Transactions in connection with a Subsequent Tax Opinion/Ruling to be true and correct in all material respects or
(ii) a post-spin-off transaction with respect to the stock or assets of Parent. In the case of (i) or (ii) in the preceding sentence, Wireless shall have no obligation to indemnify Parent pursuant to this Section 7.2(d). "Tax-Related Losses" means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, final determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such taxes; and
(iii) all costs and expenses that may result from adverse tax consequences to Parent or Parent's stockholders (including all costs, expenses and damages associated with stockholder litigation or controversies) payable by Parent or Parent Affiliates.

               (e) Wireless hereby represents and warrants that (i) it has examined the Tax Opinions/Rulings and the Representation Letters, and (ii) the facts presented and the representations made therein, to the extent descriptive of Wireless or the Wireless Group or the issuance of the Parent Wireless Group Common Stock (including, without limitation, the business purposes for the Separation Transactions and the representations in the Representation Letter and Tax Opinions/Rulings to the extent that they relate to Wireless or the Wireless Group or the issuance of the Parent Wireless Group Common Stock, and the plans, proposals, intentions and policies of Wireless), are true, correct and complete in all material respects. "Representation Letter" means the representation letter and any other materials (including, without limitation, the ruling request and the related supplemental submissions to the IRS) delivered or deliverable by Parent and others in connection with the rendering by tax counsel and the issuance by the IRS of the Tax Opinions/Rulings, which to the extent related to Wireless shall be in form and substance reasonably satisfactory to Wireless. "Tax Opinions/Rulings" means, collectively, the opinions of tax counsel and the rulings by the IRS deliverable to Parent in connection with the transactions contemplated by this Agreement.

               (f) Parent hereby represents and warrants that (i) it has examined the Tax Opinions/Rulings and the Representation Letter, and (ii) the facts presented and the representations made therein, to the extent descriptive of Parent or the Parent Group (including Parent's business purposes for the Separation Transactions, the representations in the Representation Letter and Tax Opinions/Rulings to the extent that they relate to Parent or the Parent Group's business, and the plans, proposals, intentions and policies of the Parent after the Separation Transactions but excluding any representations with respect to the Wireless Group, its businesses, plans, proposals intentions and policies or the Parent Wireless Group Common Stock) are correct and complete in all material respects.

               7.3. Procedure for Indemnification for Tax Liabilities. (a) If Parent receives notice of the assertion of any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than Parent or any Parent Affiliate or Wireless or any Wireless Affiliate which gives rise to a right of indemnification hereunder (a "Third-Party

Tax Claim") with respect to which Wireless may be obligated under Section 7.2(d) to provide indemnification, Parent shall give Wireless notice thereof (together with a copy of such Third-Party Tax Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Tax Claim; provided, however, that the failure of Parent to give notice as provided in this Section shall not relieve Wireless of its obligations under Section 7.2(d), except to the extent that Wireless is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Tax Claim in reasonable detail.

               (b) (i) Notwithstanding any provision to the contrary contained in the Tax Sharing Agreement, Parent and Wireless shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Tax Claim with respect to which Wireless is obligated under Section 7.2(d) to provide indemnification, provided that Wireless shall forfeit such joint control right with respect to a particular Third-Party Tax Claim if Wireless or any Wireless Affiliate makes any public statement or filing, or takes any action (including, but not limited to, the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third-Party Tax Claim that is inconsistent in a material respect with any representation or warranty made by Wireless in the Agreement, the Tax Opinions/Rulings, the Representation Letter or a Subsequent Tax Opinion/Ruling.

               (ii) Wireless and Parent shall exercise their rights to jointly control the defense of any such Third-Party Tax Claim solely for the purpose of defeating such Third-Party Tax Claim and, unless required by applicable law, neither Wireless nor Parent shall make any statements or take any actions that could reasonably result in the shifting of liability for any Losses arising out of such Third-Party Tax Claim from the party making such statement or taking such action (or any of its Affiliates) to the other party (or any of its Affiliates).

               (iii) Statements made or actions taken by either Wireless or Parent in connection with the defense of any such Third-Party Tax Claim shall not prejudice the rights of such party in any subsequent action or proceeding between the parties.

               (iv) If either Parent or Wireless fails to jointly defend any such Third-Party Tax Claim, the other party shall solely defend such Third-Party Tax Claim and the party failing to jointly defend shall use commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Tax Claim; provided, however, that Parent may not compromise or settle any such Third-Party Tax Claim without the prior written consent of Wireless, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-

Party Tax Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Tax Claim.

               (c) (i) If there is a determination that a Spin-Off Disqualification has occurred, Parent and Wireless shall attempt in good faith to resolve any disagreement with respect to whether there is an indemnification obligation pursuant to Section 7.2(d). If the parties cannot agree by the tenth business day following the determination (the "Dispute Date"), then the liability shall initially be determined as follows: Within 20 days of the Dispute Date, Parent and Wireless shall each appoint one arbitrator. The two arbitrators so appointed shall appoint a third arbitrator within 30 days of the Dispute Date. If either party shall fail to appoint an arbitrator within such 20-day period, the arbitration shall be conducted by the sole arbitrator appointed by the other party. Whether selected by Parent, Wireless or otherwise, each arbitrator selected to resolve such dispute shall be a tax attorney who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue to be resolved. Such arbitrators shall be empowered to determine initially whether or not Wireless is required to indemnify Parent pursuant to Section 7.2(d) hereunder. Each of Parent and Wireless shall bear 50 percent of the aggregate expenses of the arbitrators (or sole arbitrator). The decision of the arbitrators shall be rendered no later than 90 days from the Dispute Date.

               (ii) On the tenth business day following the determination that there has been a Spin-Off Disqualification, if Wireless agrees that it has an indemnification obligation, Wireless shall pay in full any amount due and payable to Parent pursuant to Section 7.2(d), together with interest calculated at the Underpayment Rate from the date of the determination that there was a Spin-Off Disqualification through the date of payment. If Wireless and Parent disagree as to whether an indemnity obligation is due, and the arbitration process concludes that Wireless is liable, Wireless shall pay any amount that would be due and payable to Parent if Parent were entitled to indemnity pursuant to Section 7.2(d), together with interest on such amount calculated at the Underpayment Rate from the date of the determination that there was a Spin-Off Disqualification through the date of payment. "Underpayment Rate" shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of income Tax (or similar provision of state or local income Tax law, as applicable), as determined from time to time.

               (iii) If pursuant to a final nonappealable order of a court of competent jurisdiction, it is determined that Wireless has not paid amounts payable to Parent pursuant to

Section 7.2(d) or that amounts paid by Wireless to Parent should not have been paid, Wireless shall pay to Parent the balance due, or Parent shall repay to the excess amount paid, in either event within five days of the final determination of liability or overpayment, together with interest at the Underpayment Rate calculated (i) from the date of the determination that there was a Spin-Off Disqualification in the case of a payment to be made by Wireless or (ii) from the date of payment by Wireless to Parent in the case of a repayment to be made by Parent. All payments pursuant to this Section 7.3(c) shall be made by wire transfer to the bank account designated by Parent or Wireless, as the case may be, for such purpose.

                                  ARTICLE VIII

                    EXCHANGE OF INFORMATION; CONFIDENTIALITY

               8.1. Agreement for Exchange of Information. (a) Each of Parent and Wireless, on behalf of its respective Group, agrees to use its reasonable best efforts to provide, or cause to be provided, to the other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Parent and Wireless intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege.

               (b) After the Distribution Date, each of Parent and Wireless shall provide, or cause to be provided, to the other party, at no charge to the other party, all financial and other data and information as the other party determines necessary or advisable in order to prepare its financial statements and reports or filings with the Securities Exchange Commission.

               (c) The provisions of this Section 8.1 shall not apply to any Information to the extent it is based on Information created after the Distribution Date.

               8.2. Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 8.1 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

               8.3. Compensation for Providing Information. The party requesting such Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party's standard methodology and procedures.

               8.4. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VIII and other provisions of this Agreement after the Distribution Date, the parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Distribution Date to the extent such retention is required by the policies of Parent as in effect on the Distribution Date. In addition, no party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date hereof without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or to Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

               8.5. Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of Section 8.4.

               8.6. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VIII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

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
               8.7. Production of Witnesses; Records; Cooperation. (a) After the Distribution Date, except in the case of an adversarial Action by one party against another party (which shall be governed by such discovery rules as may be applicable thereto), each party hereto shall use its reasonable best efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

               (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, each other party shall use its reasonable best efforts to make available, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

               (c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

               (d) Without limiting any provision of this Section 8.7, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

               (e) The obligation of the parties to provide witnesses pursuant to this Section 8.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors, directors, officers, employees, other personnel and agents without regard to whether any such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 8.7(a)).

               (f) In connection with any matter contemplated by this Section 8.7, the parties will enter into a mutually acceptable joint defense agreement as necessary in specific Actions or with regard to specific claims so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

               8.8. Confidentiality. (a) Subject to Section 8.9, each of Parent and Wireless, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent's confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to any of the date hereof, the Redemption Date or the Distribution Date) or furnished by any such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party's Group) which sources are not themselves bound by a confidentiality obligation), or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

               (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 8.9. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information

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
(and such copies thereof and such notes, extracts or summaries based thereon) (except that the parties acknowledge it will not be possible to delete or destroy certain electronically stored information).

               8.9. Protective Arrangements. In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party's Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

                                   ARTICLE IX

                   FURTHER ASSURANCES AND ADDITIONAL COVENANTS

               9.1. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. Each party shall appoint one or more individuals to act as its agent and attorney in fact with full right and power to execute any instruments necessary to transfer any Asset allocated to any other Person and shall, on or prior to the Distribution Date, notify the other parties hereto of the identity of any such individual.

               (b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this

Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Additional Wireless Assets and the Wireless Common Stock and the assignment and assumption of the Additional Wireless Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, free and clear of any Security Interest, if and to the extent it is practicable to do so. Notwithstanding the foregoing or anything in this Agreement or any Ancillary Agreement to the contrary, no member of either Group shall be required to make any payment, incur or become subject to any Liability, agree to any restriction, surrender any right or Asset or otherwise enter into any agreement, or be required to permit to occur any event, that would be adverse to it in order to obtain any such Consent or Governmental Approval.

               (c) On or prior to the Redemption Date, Parent and Wireless in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent and Wireless, or any other Subsidiary of Parent, as the case may be, to effectuate the transactions contemplated by this Agreement.

               (d) Parent and Wireless, and each of the members of their respective Groups, waive (and agree not to assert against the other) any claim or demand that any of them may have against the other for any Liabilities or other claims relating to or arising out of: (i) the failure of Wireless or any member of the Wireless Group, on the one hand, or of Parent or any member of the Parent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of any other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

               9.2. Parent Restructuring. Wireless recognizes and agrees, for itself and on behalf of the members of the Wireless Group, that the Parent Group contemplates a Restructuring (as defined below) in a series of transactions. Except as may expressly be provided in any Ancillary Agreement, in connection with the Restructuring or any part thereof,

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
notwithstanding anything herein to the contrary, Parent shall be entitled to assign all or a portion of its rights and obligations under this Agreement or any Ancillary Agreement to any other entity resulting from the Restructuring or any part thereof, provided that at the time of such assignment Parent reasonably determines that the assignee is operationally and financially capable of performing the assigned obligations. In each case, the applicable entity or entities will assume the related obligations set forth in this Agreement or such Ancillary Agreement, as applicable. In the case of any of the foregoing, effective upon any such assumption, and without any further action required by the parties hereto, Parent and the applicable members of the Parent Group shall automatically be fully released and discharged with respect to the assigned obligations. Parent will give Wireless written notice of the terms of any assignment pursuant to this Section at least 10 days prior to the effectiveness thereof. For purposes hereof, the term "Restructuring" shall mean the various restructuring plans announced by Parent on October 25, 2000 and thereafter, and any amendments, modifications or adjustments thereto, whereby generally Parent would split-off the AT&T Wireless Group from Parent, distribute all the common stock it holds in Liberty Media Corporation in exchange for all the outstanding shares of Liberty Media Group tracking stock; fully separate, or issue separate tracking stocks intended to reflect the financial performance and economic value of, each of Parent's other major units: AT&T Broadband, AT&T Business Services and AT&T Consumer Services; and engage in a number of related activities in connection therewith, including any potential combinations with one or more third parties involving any of the entities resulting from the foregoing (which shall be deemed entities resulting from the Restructuring for purposes hereof) and including any of the deleveraging activities such as the disposition of AT&T's ownership interests in various cable properties and investments. In the event that either Parent or Wireless desires to make any other assignment of all or any portion of its obligations (or the obligations of any member of its Group) under this Agreement or any Ancillary Agreement, neither party may do so without the consent of the other, such consent not to be unreasonably withheld. In any such event, effective upon any such assumption, and without any further action required by the parties hereto, the applicable assignor and the applicable members of its Group shall automatically be fully released and discharged with respect to the assigned obligations.

               9.3. Patent License Agreements. Except as prohibited by any patent license agreement, Parent will provide to the Wireless Group, prior to the Redemption Date, complete copies of all patent license agreements between Parent and a third party (and, if applicable, any other Person) entered into and in effect prior to the Redemption Date which patent license agreements are in the possession or control of, and known to, the Parent intellectual property law group and which (a) grant rights, or covenants not to sue, under any patents which are either owned by the Wireless Group or which will be assigned to the Wireless Group under an

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
Ancillary Agreement or (b) create Liabilities which result from activities, operation, or business of the Wireless Group, as conducted any time prior to, on or after the Redemption Date; provided that, such copies are deemed Parent Proprietary Information under the Intellectual Property Agreement and, for each such copy so-provided, the Wireless Group agrees to abide by the stricter of (i) any confidentiality obligations imposed on Parent by such patent license agreement and (ii) the confidentiality obligations imposed on Parent Proprietary Information by the Intellectual Property Agreement. Parent will construe the provisions of such patent license agreements which concern whether Parent can provide copies of such patent license agreements to the Wireless Group as reasonably favorable to the Wireless Group's receiving such copies as the terms of the patent license agreements will allow, as judged by Parent in its discretion exercised in good faith, without Parent having to assume liability or causing a breach of contract. In construing such provisions, Parent shall deem Wireless a wholly owned subsidiary of Parent prior to the Redemption Date.


                                   ARTICLE X

                                   TERMINATION

               10.1. Termination. This Agreement may be terminated at any time prior to the Distribution Date by Parent in its sole discretion.

               10.2. Effect of Termination. In the event of any termination of this Agreement, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party as a result hereof.




                                   ARTICLE XI

                           DISPUTE RESOLUTION AND ARBITRATION

               11.1. Agreement to Arbitrate. Except as otherwise specifically provided in this Agreement (including, without limitation, in Article VII, concerning Third Party Tax Claims) or in any Ancillary Agreement, the procedures set forth in this Article XI shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the

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
transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the Parent Group, or the Wireless Group. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article XI shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Sections 11.11(c) and 11.12 and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute set forth in the first sentence of this Section 11.1. The parties agree that claims filed pursuant to this Arbitration provision may seek direct damages but in no event for such claims shall either party be liable to the other for any incidental, special, reliance, consequential or any other indirect damages or losses (including lost profits or revenues).

               11.2. Best Efforts to Resolve Disputes; Mediation. It is the intent of the parties to use their respective reasonable best efforts to negotiate and resolve expeditiously any dispute, controversy or claim between or among them that may arise from time to time on a mutually acceptable negotiated basis. The parties may, by mutual consent, retain a mediator to aid in any attempt to informally negotiate resolution of any dispute, although any opinion expressed by a mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. Costs of a mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 11.3.

               11.3. Demand for Arbitration. At any time before the Applicable Deadline (as defined below), any party involved in the dispute, controversy or claim may make a written demand (the "Arbitration Demand Notice") that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the parties to the dispute, controversy or claim in the manner set forth in Section 12.5. Except as may be expressly provided in any Ancillary Agreement, any Arbitration Demand Notice must be asserted within one year after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the "Applicable Deadline"). Any discussions,

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
negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred. Subject to Sections 11.11(c) and 11.12, upon delivery of an Arbitration Demand Notice prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by an Arbitration Panel in accordance with the rules set forth in this Article XI.

               11.4. Arbitration Panel. When an Arbitration Demand Notice is given, the parties involved in the dispute, controversy or claim shall attempt to select a sole arbitrator satisfactory to all such parties. In the event the parties are not able jointly to select a sole arbitrator, such parties shall each appoint an arbitrator within 30 days after delivery of the Arbitration Demand Notice. Only one arbitrator may be appointed for the Wireless Group and the Parent Group, respectively. In the event that a sole arbitrator is not selected, the two chosen arbitrators, within 30 days after the appointment of the later of them to be appointed, will in turn choose a third arbitrator, and the three arbitrators thus chosen will constitute the arbitration panel.

               11.5. Commencement and Place of Arbitration. The sole arbitrator or arbitration panel (as applicable, the "Arbitration Panel") will meet within thirty (30) days of the last appointment to commence the arbitration, which period may be extended upon the agreement of the arbitrators. The Arbitration Panel will set a time for the hearing of the matter which will commence no later than 90 days after the date of the last appointment. The place of any arbitration hereunder will be as agreed upon by the parties, or, if the parties are unable to agree, as set by the Arbitration Panel.

               11.6. Arbitration Hearings. The matter shall be presented to the arbitrator at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrator or both the parties. If the Arbitration Panel deems it to be appropriate for a fair resolution of the dispute, live cross-examination or direct examination may be permitted. The Arbitration Panel shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitration hearing will be no longer than 30 full hearing days, unless in the judgment of the Arbitration Panel the matter is complex and sophisticated and thereby requires a longer time. The Arbitration Panel may set time and other limits on the

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
presentation of each party's case, its memoranda or other submissions, and may refuse to receive any proffered evidence, which the Arbitration Panel find to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes then prevailing (except that the arbitration will not be conducted under the auspices of the CPR and the fee schedule of the CPR will not apply). To the extent that the provisions of this Agreement and the prevailing rules of the CPR conflict, the provisions of this Agreement shall govern.

               11.7. Arbitration Decision. The final decision of the Arbitration Panel will be rendered in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing. The decision of the Arbitration Panel will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum.

               11.8. Discovery and Related Matters. Any party involved in the applicable dispute may request limited document production from the other party or parties of specific and expressly relevant documents. Any such discovery shall be conducted expeditiously, and it is intended that discovery shall be limited as compared to the provisions of the Federal Rules of Civil Procedure. Depositions shall not occur except by consent of the parties or by order of the Arbitration Panel. Disputes concerning the document production or other discovery will be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the Arbitration Panel for resolution. All discovery requests will be subject to the proprietary rights and rights of privilege of the parties, and the Arbitration Panel will adopt procedures to protect such rights and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the Arbitration Panel shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

               11.9. Arbitration Panel's Authority. The Arbitration Panel shall have full power and authority to determine issues of arbitrability and to interpret or construe the applicable provisions of this Agreement or any Ancillary Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the Arbitration Panel shall not have any right or authority (i) in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions; (ii) to award incidental, special, reliance, consequential, or other indirect damages (including lost profits or revenues);(iii) to award punitive or treble damages; or (iv) to modify the terms of this Agreement . It is the intention of the parties that in rendering a decision the Arbitration Panel give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator's award).

               11.10. Confidentiality. Except as required by law, the parties agree that the existence and contents of the entire Arbitration, including the award, shall be deemed a compromise of a dispute under Rule 408 of the Federal Rules of Evidence, shall not be discoverable in any proceeding, shall not be admissible in any court (except for the enforcement thereof) or arbitration and shall not bind or collaterally estop either party with respect to any claim or defense asserted by any third party. Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of the arbitration or any mediation in confidence in accordance with the provisions of Article VIII and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

               11.11. Certain Additional Matters. (a) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing party.

               (b) Arbitration costs will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorney's fees and other costs and expenses, including the costs of witnesses selected by such party.

               (c) Prior to the time at which the Arbitration Panel are appointed, any party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, or grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein and the Arbitration Panel may dissolve, continue or modify any such order.

               (d) In the event that at any time any member of the Arbitration Panel shall fail to serve as an arbitrator for any reason, the appropriate party or the two party-selected arbitrators, as the case may be, shall select a new arbitrator, in accordance with the procedures set forth in Section 11.4. The extent, if any, to which testimony previously given shall be repeated or may be relied upon based on the stenographic record (if there is one), shall be determined by the replacement arbitrator.

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
               11.12. Limited Court Actions. (a) Notwithstanding anything herein to the contrary, in the event that any party reasonably determines the amount in controversy in any dispute, controversy or claim (or any series of related disputes, controversies or claims) under this Agreement or any Ancillary Agreement is, or is reasonably likely to be, in excess of $100 million and if such party desires to commence an Action in lieu of complying with the arbitration provisions of this Article, such party shall so state in its Arbitration Demand Notice. If the other parties to the arbitration disagree about whether the amount in controversy exceeds $100 million, the Arbitration Panel selected pursuant to Section 11.4 shall decide the issue. The Arbitration Panel shall set a date no later than ten days after the date of its appointment for submissions by the parties with respect to such issue. There shall be no discovery in connection with such issue. The Arbitration Panel shall render its decision on such issue within five days of such date so set by the Arbitration Panel. In the event that the Arbitration Panel determines that the amount in controversy is or is reasonably likely to be in excess of $100 million, the provisions of Sections 11.5, 11.6, 11.7, 11.8, and 11.14 shall not apply, and within 15 days of such decision, any party to the arbitration may elect in lieu of arbitration, to commence an Action with respect to such dispute, controversy or claim (or such series of related disputes, controversies or claims) in any court of competent jurisdiction. If the Arbitration Panel does determines that the amount in controversy is not in excess of $100 million, the provisions of this Article (including with respect to time periods) shall apply as if no determinations were sought or made pursuant to this Section 11.12(a).

               (b) In the event that an arbitration award in excess of $100 million is issued in any arbitration proceeding commenced hereunder, any party may, within 60 days after the date of such award, submit the dispute, controversy or claim (or series of related disputes, controversies or claims) giving rise thereto to a court of competent jurisdiction, regardless of whether such party or any other party sought to commence an Action in lieu of proceeding with arbitration in accordance with Section 11.12(a). In such event, the applicable court may elect to rely on the record developed in the arbitration or, if it determines that it would be advisable in connection with the matter, allow the parties to seek additional discovery or to present additional evidence. Each party shall be entitled to present arguments to the court with respect to whether any such additional discovery or evidence shall be permitted and with respect to all other matters relating to the applicable dispute, controversy or claim (or series of related disputes, controversies or claims).

               11.13. Continuity of Performance and Remaining Obligations. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution

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
pursuant to the provisions of this Article IX with respect to all matters not subject to such dispute, controversy or claim.

               11.14. Law Governing Arbitration Procedures. The interpretation of the provisions of this Article XI, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 12.2.

               11.15. Non-applicability of Article. Notwithstanding anything herein to the contrary, this Article XI shall not apply to any dispute, controversy or claim or to any other matter whatsoever arising under Section 7.2 or 7.3 hereof, the Tax Sharing Agreement, any other tax sharing agreement or any Third Party Tax Claims or to any other matter relating to Taxes. This Article similarly shall not apply to the extent provided in any other Ancillary Agreement.


                                  ARTICLE XII

                                  MISCELLANEOUS

               12.1. Counterparts; Entire Agreement; Corporate Power. (a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto or thereto and delivered to each other party hereto or thereto.

               (b) This Agreement, and the Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof or thereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

               (c) Parent represents on behalf of itself and each other member of the Parent Group and Wireless represents on behalf of itself and each other member of the Wireless Group as follows:

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
                              (i) each such Person has the requisite corporate
               or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; and

                              (ii) this Agreement and each Ancillary Agreement
               to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

               (d) Each party hereto acknowledges that it and each other party hereto is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

               (e) Notwithstanding any provision of this Agreement or any Ancillary Agreement, neither Parent nor Wireless, and no member of their respective Groups, shall be required to take or omit to take any act that would violate its fiduciary duties to any minority or other stockholders of any other non-wholly owned Subsidiary or Affiliate of Parent or Wireless, as the case may be (it being understood that directors' qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

               12.2. Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of New York, irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

               12.3. Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that, except as set forth in this Agreement (including Section 9.2) or in any Ancillary Agreement, no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of each of the other parties hereto or thereto.

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
               12.4. Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Parent Indemnitee or any Wireless Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person (including any insurance company) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

               12.5. Notices. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by a nationally recognized courier service to the parties at the following address or sent by electronic transmission to the telecopier numbers specified below:

                  If to Parent, to:              AT&T Corp.
                                                 295 North Maple Drive
                                                 Basking Ridge, NJ  07920
                                                 Attn:  Vice President-Law and
                                                 Corporate Secretary
                                                 Telecopier: 908-221-4408



                  If to Wireless to:             AT&T Wireless Services, Inc.
                                                 7277 164th NE
                                                 Redmond, WA 98052
                                                 Attn:  General Counsel
                                                 Telecopier: 425-580-8333


Any party may, by notice to the other parties, change the address to which such notices are to be given.

               12.6. Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of

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
competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

               12.7. Force Majeure. No party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

               12.8. Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, whether or not the Separation, the Mandatory Exchange or the Distribution are consummated, all third party fees, costs and expenses paid or incurred in connection with the Separation Transactions will be paid by Parent.

               12.9. Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

               12.10. Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

               12.11. Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive each of the Separation, the Mandatory Exchange and the Distribution.

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
               12.12. Waivers of Default. Waiver by any party of any default by any other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

               12.13. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

               12.14. Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom such waiver, amendment, supplement or modification is sought to be enforced.

               12.15. Interpretation. In the event of a conflict between a provision of this Agreement and any provision of any Ancillary Agreement, any specific provision of the applicable Ancillary Agreement shall control. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) taken as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word "including" and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. Unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to "the date hereof," "the date of this Agreement," "hereby"

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
and "hereupon" and words of similar import shall all be references to the Redemption Date, regardless of any amendment or restatement hereof.

               12.16. Effectiveness. None of this Agreement or any Ancillary Agreement shall become effective until the Redemption Date (which shall be deemed to be the date hereof or thereof for all purposes). In the event that the Redemption Date shall not occur on or prior to September 30, 2001, this Agreement and each Ancillary Agreement shall automatically be void and of no further force or effect.

               IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

                                   AT&T CORP.


                                   By:    __________________________
                                          Name:
                                          Title:


                                   AT&T WIRELESS SERVICES, INC.



                                   By:    __________________________
                                          Name:
                                          Title:




                                      -72-